UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Avis Budget Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2012

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”), which will be held at the DoubleTree Hotel Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 on Monday, June 11, 2012 at 11:00 a.m., Eastern Time. We look forward to greeting as many of our stockholders as possible.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

This year, we have again elected to take advantage of the “Notice and Access” rules of the Securities and Exchange Commission with respect to furnishing our proxy materials and our 2011 Annual Report to stockholders over the Internet. We are continuing the use of this method with a portion of our stockholders and believe this process provides a convenient and quick way to access your proxy materials and the 2011 Annual Report, and vote. Expanded electronic dissemination expedites receipt of your proxy materials and the 2011 Annual Report while allowing us to reduce the environmental impact of our annual meeting and to reduce the costs of printing and mailing full sets of proxy materials. Many stockholders will receive a notice of Internet availability of proxy materials and the 2011 Annual Report (the “Notice”) containing convenient instructions on how to access annual meeting materials via the Internet. If you received the Notice, you will not receive a printed copy of the proxy materials or the 2011 Annual Report, unless you specifically request one. The Notice also provides instructions on how to receive paper copies if preferred.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card mailed to you or requested by you via the Internet and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the Additional Information section of the Proxy Statement to obtain a ticket.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by telephone, electronically via the Internet or, if you received paper copies of the proxy material by mail, by marking your votes on the enclosed proxy card. If you vote on the enclosed proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Ronald L. Nelson

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

Monday, June 11, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”) will be held on Monday, June 11, 2012 at 11:00 a.m. Eastern Time, at the DoubleTree Hotel Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 (the “Meeting”), to consider and vote upon the following matters:

1. To elect as directors the ten nominees named in the accompanying proxy statement for a one-year term expiring in 2013 and until their successors are duly elected and qualified or until his or her earlier resignation or removal.

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2012.

3. Advisory approval of the compensation of our named executive officers.

4. To approve the Avis Budget Group, Inc. 2007 Equity and Incentive Plan, as amended and restated.

5. To re-approve the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan.

6. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 16, 2012 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company’s principal place of business.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 11, 2012

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2011 Annual Report on Form 10-K

are available at:

http://bnymellon.mobular.net/bnymellon/car

By Order of the Board of Directors

JEAN M. SERA

Corporate Secretary

Dated: April 17, 2012

2012 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Date and Time	June 11, 2012, 11:00 a.m., Eastern Time

• Place	DoubleTree Hotel Downtown Wilmington—Legal District 700 N. King Street Wilmington, Delaware 19801

• Record Date	April 16, 2012

• Voting	Stockholders as of the Record Date are entitled to vote. Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Admission	Admission will be by ticket only. Please follow the advance registration instructions set forth under “Do I need a ticket to attend the Meeting?” on page 5.

Voting Matters and Vote Recommendations

	Proposal No.	Page Reference (for additional detail)
Election of Directors	1	49
Ratification of Deloitte & Touche as our Independent Auditor for Fiscal Year 2012	2	50-51
Advisory Approval of the Compensation of our Named Executive Officers	3	52-53
Approval of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan, as Amended and Restated	4	54-61
Re-approval of the Performance Goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan	5	62-63

Vote Recommendations: The Board recommends a “FOR” vote for all ten director nominees in Proposal No. 1, and a “FOR” vote for Proposal Nos. 2, 3, 4, and 5.

i

Board Nominees

See “Proposal No.1: Election of Directors” for more information.

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Other Public Company Boards	Committee Membership
						Audit	Compensation	Governance	Executive
Ronald L. Nelson	59	2003	Chairman and CEO Avis Budget Group, Inc.		2				C
Alun Cathcart	69	2011	Former Chairman and CEO Avis Europe plc	✓	1
Mary C. Choksi	61	2007	Founding Partner and Managing Director Strategic Investment Group	✓	1	M		M
Leonard S. Coleman*	63	1997	Former Senior Advisor Major League Baseball	✓	4		M	C
Martin L. Edelman	70	1997	Of Counsel Paul, Hastings, Janofsky & Walker, LLP	✓	2				M
John D. Hardy, Jr.	68	2008	Former Partner Venable LLP O’Melveny & Myers LLP	✓	0		C
Lynn Krominga	61	2006	Management Consultant and Attorney	✓	2	M	M
Eduardo G. Mestre	63	2008	Chairman of Global Advisory Evercore Partners	✓	1
F. Robert Salerno	60	2006	Former Vice Chairman Avis Budget Group, Inc.		0				M
Stender E. Sweeney	73	2006	Financial Advisor and Equity Investor	✓	1	C, F		M

*	Presiding Director of the Board
C	Chair
M	Member
F	Financial Expert

Each director nominee is a current director. In 2011, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served.

Ratification of Auditors

See “Proposal No.2: Ratification of Appointment of Auditors” for more information.

As a matter of good corporate governance, we ask that our stockholders ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2012. Set forth below is summary information with respect to fees for services provided in 2011 and 2010 by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

Type of Fees	2011	2010
Audit Fees	$6.7 million	$4.7 million
Audit-Related Fees	$3.1 million	$1.0 million
Tax Fees
Compliance	$4.2 million	$4.5 million
Advice & Planning	$1.0 million	$125,000
All Other Fees	0	0

In each of 2011 and 2010, a portion of such fees related to pre-2007 matters, as a result of which the Company was entitled to, and received, reimbursement for such fees from certain of its former subsidiaries.

Executive Compensation

See “Executive Compensation” and “Proposal No. 3: Advisory Approval of Executive Compensation” for more information.

Executive Compensation Advisory Vote

We are asking that stockholders vote to approve, on an advisory basis, the compensation paid to our named executive officers (“NEOs”), as described in this proxy statement. The Board of Directors recommends a “FOR” vote because it believes that the information regarding named executive officer compensation, as disclosed in this proxy statement, was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of our stockholders.

Pay for Performance

“Pay for performance” continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives’ objectives with our stockholders’ interests. For 2011, compensation* for our NEOs was significantly performance-based, as illustrated below:

*	Pay mix reflects values as disclosed in the Summary Compensation Table, excluding Other Compensation, which constituted less than 5% of total compensation.
**	Reflects one-fifth of the CEO Long-Term Incentives as discussed in “Analysis of 2011 Pay Decisions.”
***	Excludes compensation for our Vice Chairman, who retired on December 31, 2011.

2011 Business Performance

The Company achieved significant strategic and business objectives in 2011, despite vehicle rental volumes remaining below levels seen prior to the 2008-09 recession:

•	Our revenue increased by 14% year-over-year to $5.9 billion;

•	Our Adjusted EBITDA increased more than 50% year-over-year to $605 million;

•

We made significant progress on our core strategic initiatives for 2011, which were designed to accelerate revenue and profit growth, sharpen the value proposition we offer to customers, build brand loyalty and position our Company to be more innovative to capture new revenue opportunities and further reduce costs, including:

•

investing in our brands with new campaigns designed to reinforce Avis’ iconic We try harder® slogan and Budget’s strong value proposition, which contributed to a nearly 10% growth in leisure rental volume;

•	increasing our rental volumes from small-business customers by over 10%;

•	increasing revenue derived from international travelers to North America by nearly 15%;

•	optimizing our fleet strategy to take full advantage of a particularly strong used car market;

•	increasing our revenues from high-margin ancillary products and services, such as rentals of GPS devices and sales of loss damage waivers, by 20%;

•	improving the customer experience we offer, as evidenced by another year-over-year increase in our average customer survey scores;

•	continuing to develop and pilot “virtual” rental technology that will allow customers to rent vehicles from unstaffed locations;

•	generating more than $70 million of cost reductions and revenue enhancements compared to prior-year results through our award-winning Performance Excellence process-improvement initiative; and

•

We completed the acquisition of Avis Europe plc in a transaction that we believe is both strategically and financially attractive and, in connection with that acquisition, re-aligned our management team, as described in “Executive Compensation—Compensation Discussion and Analysis.”

Other Key Compensation Features

Our Compensation Committee has continuously taken steps to enhance our executive compensation program and strengthen the link between pay and performance, including the actions set forth below. Many of these actions are recognized as “best practice” in corporate governance and executive compensation.

•	An executive compensation recoupment (or “clawback”) policy with respect to incentive compensation to ensure accountability.

•

An executive stock ownership policy with significant share ownership requirements (five times base salary for our CEO and three times base salary for our other named executives officers) to reinforce alignment between our executive officers and our stockholders.

•	A policy prohibiting executives from entering into speculative (or hedging) transactions in Avis Budget securities.

•	No excise tax gross-ups under Section 280G of the Internal Revenue Code, as amended (“Section 280G”) or single-trigger change-in-control provisions.

•	No tax gross-ups on executive perquisites except with respect to relocation benefits.

•	No severance payable to our CEO at the end of his term ending on January 27, 2015, pursuant to the terms of his employment agreement with the Company.

•	An equity incentive plan with features consistent with the interest of our stockholders, sound equity compensation principles and best corporate governance practices, as described below.

Avis Budget Group, Inc. Amended and Restated 2007 Equity and Incentive Plan

See “Proposal No. 4: Proposal to Approve the Avis Budget Group, Inc. 2007 Equity and Incentive Plan, as Amended and Restated” for more information.

We are seeking shareholder approval of the amendment and restatement of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (the “Plan”), originally approved by stockholders in 2007. Approval of the amendment and restatement of the Plan would increase the number of shares of Common Stock authorized for issuance under the Plan by 3,500,000 shares.

The Company does not expect that the remaining approximately 1.4 million shares available for future issuance under the Plan will be sufficient for long-term incentives expected to be awarded in 2013 and future years, due primarily to the increase to our employee base as a result of the acquisition of Avis Europe and the increased size and complexity of our Company as a result of such acquisition. As a result, the Compensation Committee approved an amendment and restatement of the Plan to provide for additional shares of our Common Stock to be made available for the grant of equity-based awards under the Plan as both the Compensation Committee and the Board of Directors believe that it is important that a significant portion of our executive compensation consist of performance-based pay in order to encourage the enhancement of shareholder value and to bolster the motivational effect of overall pay packages.

The Plan includes key provisions designed to protect shareholder interests, promote effective corporate governance and reflect use of corporate governance best practices, including but not limited to, the following:

•	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•

No Repricing of Under-water Options. The terms of the Plan do not allow for the repricing of “under-water” stock options, including the cancellation and reissuance of new options in exchange for stock options whose strike price is above the then-current fair value of the Company’s stock.

•

No Share Recycling for Net Exercises or Tax Withholding. Shares surrendered or withheld to pay either the exercise price of an award or to withhold taxes in respect of an award do not become available for issuance as future awards under our plan.

•	No Evergreen Provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the Plan are automatically replenished.

•	No Automatic Grants. The Plan does not provide for automatic grants to any participant.

The text of the proposed amendment and restatement of the Plan is set forth in Annex A to this proxy statement, and the description of the Plan set forth herein is qualified in its entirety by reference to the text thereof. If approved by shareholders, the Plan, as amended and restated, will become effective as of June 11, 2012. Approval of Proposal No. 4 will also constitute the requisite shareholder approval needed by the Company to take deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended, for performance-based payments that are awarded to certain executive officers under the Plan. If we do not obtain requisite shareholder approval of the amended and restated Plan, the current Plan (without giving effect to the proposed share increase) will remain in effect.

v

Re-approval of the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan

See “Proposal No. 5: Proposal to Re-approve the Performance Goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan” for more information.

We are seeking shareholder re-approval of the material terms of the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (the “Plan”) for purposes of preserving the ability to grant awards to covered executives under the Plan that are intended to qualify as performance-based compensation that is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Under Section 162(m), we must seek your approval at five-year intervals to preserve the federal income tax deduction. The material terms of the original Plan were approved by shareholders in 2007, and certain amendments were approved by shareholders in 2009. A copy of the 2007 Equity and Incentive Plan with subsequent amendments, including those that did not require shareholder approval, is attached as Annex A to this proxy statement. Annex A also reflects the share increase requested in Proposal No. 4.

AVIS BUDGET GROUP, INC.

6 Sylvan Way

Parsippany, New Jersey 07054

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on June 11, 2012

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2012 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. On or about April 23, 2012, the Company will first mail to certain stockholders of record the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement online, or in the alternative, request a paper copy of the proxy materials and a proxy card, and also will first mail to certain other stockholders this Proxy Statement and the enclosed proxy card.

What items will I be voting on?

•	Election of Directors (see page 49).

•	Ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for fiscal year 2012 (see pages 50-51).

•	Advisory approval of the compensation of our named executive officers (see pages 52-53).

•	Approval of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan, as amended and restated (see pages 54-61).

•	Re-approval of the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (see pages 62-63).

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on April 16, 2012 (the “Record Date”).

How many votes can be cast by all stockholders?

105,993,843 consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 35,331,281 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of Common Stock of record who do not vote on particular proposals because the brokers do not have discretion to vote and have not received instructions from their customers as to how to vote, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present for the transaction of business at the Meeting.

How does a stockholder nominate someone to be a director?

Director nominations may be made by a stockholder so long as the qualifying shareholder follows the procedures outlined in the by-laws of the Company as summarized below. Pursuant to the Company’s by-laws, as amended and restated, for a nomination to be made by a stockholder, such stockholder must have given the proper notice not less than ninety (90) days before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th ) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first. For the 2013 annual meeting, the Company must receive such notice on or before March 13, 2013. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company within the specific time limits and should include the information required for stockholder nominations set forth in the Company’s by-laws.

The complete description of the procedure for shareholder nominations is contained in the Company’s by-laws. A copy of the full text of the by-law provision containing this procedure may be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. Nothing contained in this section or any other section of the Company’s website is incorporated by reference into this Proxy Statement.

How many votes are required to elect directors and adopt the other proposals?

•

Election of Directors (Proposal No. 1). In an uncontested election, Directors are each elected by a majority of the votes cast with respect to that nominee. This means that the number of votes cast “for” each Director nominee must exceed the number of votes cast “against” that nominee. Any “abstentions” or “broker non-votes” are not counted as votes cast “for” or “against” that Director’s election and will have no effect on the election of Directors. In contested elections, where the number of Director nominees exceeds the number of Directors to be elected, Directors will be elected by the vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote on the election of Directors. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors unless such brokers receive specific voting instructions from the beneficial owners of such shares.

•

Ratification of Appointment of Auditors (Proposal No. 2). Approval of the proposal relating to the ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the ratification of the appointment of the Company’s independent registered public accounting firm when such brokers do not receive instructions from the beneficial owners of such shares. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal.

•

Advisory Approval of the Compensation of our Named Executive Officers (Proposal No. 3). Approval, in a non-binding advisory vote, of the compensation of our named executive officers requires a vote of the majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. In determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the approval of the compensation of our named executive officers unless such brokers receive specific voting instructions from the beneficial owners of such shares.

•

Approval of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan, as Amended and Restated (Proposal No. 4). Approval of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan, as Amended and Restated requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and therefore, will have the effect of votes “against” the proposal. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the approval of the proposed amendment and restatement of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan unless such brokers received specific voting instructions from the beneficial owners of such shares.

•

Re-approval of the Performance Goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (Proposal No. 5). Re-approval of the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended, requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and therefore, will have the effect of votes “against” the proposal. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the re-approval of the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan unless such brokers received specific voting instructions from the beneficial owners of such shares.

A “broker non-vote” occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of common stock as to how to vote on such proposal. If you hold your shares of common stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Annual Meeting, your shares of Common Stock will not be voted by the broker for Proposal Nos. 1, 3, 4, or 5, but the broker will have the discretion to vote your shares of common stock on Proposal No. 2.

What is the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the nominees for the Board (Proposal No. 1);

•	“FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012 (Proposal No. 2);

•	“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3);

•	“FOR” the proposal regarding approval of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan Incentive Plan, as amended and restated (Proposal No. 4); and

•	“FOR” the proposal regarding re-approval of the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (Proposal No. 5).

How do I vote?

You should submit your proxy or voting instructions as soon as possible.

If you received a paper copy of this Proxy Statement. You can vote by valid proxy received by telephone, electronically via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy card;

•	date and sign the proxy card;

•	mail the proxy card promptly in the enclosed envelope; and

•	allow sufficient time for the proxy card to be received before the date of the Meeting.

Alternatively, in lieu of returning signed proxy cards, holders of record of shares of Common Stock can vote such shares by telephone or electronically via the Internet. If you are a registered stockholder (that is, if you hold your stock directly in your name through our transfer agent), you may vote by telephone or electronically via the Internet by following the instructions included with your proxy card. If your shares of Common Stock are held in “street name” such as in a stock brokerage account, by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically via the Internet. The deadline for voting by telephone or electronically via the Internet is 11:59 p.m., Eastern Time, on June 10, 2012.

If you received a Notice of Internet availability of this Proxy Statement. Please submit your proxy via the Internet using the instructions included in the Notice of Internet availability of this Proxy Statement. The deadline for voting is 11:59 p.m., Eastern Time, on June 10, 2012.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically via the Internet), by giving timely written notice of such revocation to the Corporate Secretary of the Company or by attending the Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the holder of record of such shares.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of Directors), will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or electronically via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” the election of all ten nominees for the Board of Directors (Proposal No. 1);

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012 (Proposal No. 2);

•	“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3);

•	“FOR” the proposal relating to the Avis Budget Group, Inc. 2007 Equity and Incentive Plan, as amended and restated (Proposal No. 4); and

•	“FOR” the proposal relating to the re-approval of the performance goals under the Avis Budget Group Inc. 2007 Equity and Incentive Plan (Proposal No. 5).

How do participants in savings plans vote?

For participants in the “Avis Budget Group, Inc. Employee Savings Plan,” the “AB Car Rental Services Retirement Savings Plan” and the “AB Car Rental Services Retirement Savings Plan for Collectively Bargained Employees” (collectively, the “Savings Plans”) with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to noon, Eastern Time, on June 4, 2012, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which it has not received instructions proportionately in accordance with the shares of Common Stock for which it has received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon, Eastern Time, on June 4, 2012. Participants in the Savings Plans are not entitled to vote in person at the Meeting. If a participant in any of the Savings Plans has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares of Common Stock credited to his or her account in the Savings Plans and any other shares of Common Stock that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares of Common Stock owned by him or her or held for his or her benefit in the Savings Plans.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with this Proxy Statement (or requested via the Internet) is the Meeting ticket. Beneficial owners with shares of Common Stock held through an intermediary, such as a bank or broker, should request tickets in writing from the Corporate Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them on the Meeting date at the registration desk upon verifying his or her stock ownership as of the Record Date.

In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company. Cameras and recording devices will not be permitted at the Meeting.

Why did certain stockholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?

As permitted by the Securities and Exchange Commission (“SEC”) rules allowing companies to provide stockholders with access to proxy materials over the Internet, we are making this Proxy Statement available to our stockholders electronically via the Internet. Accordingly, to reduce the environmental impact of our annual meeting and reduce costs, we are sending to a portion of our stockholders a Notice containing instructions on how to access this Proxy Statement online. If you received such Notice by mail, you will not receive a printed copy of this Proxy Statement in the mail unless you request to receive a printed copy of this Proxy Statement. Instructions on how to access this Proxy Statement over the Internet or to request a printed copy are set forth in such Notice. In addition, stockholders may request to receive proxy materials in print form or electronically by email on an ongoing basis.

How can I find the voting results of the Annual Meeting?

Voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

How can I access the Company’s proxy materials and annual report electronically?

A copy of this Proxy Statement and the Annual Report on Form 10-K filed by the Company with the SEC for its latest fiscal year is available without charge to stockholders at http://bnymellon.mobular.net/bnymellon/car, at the Company’s website at www.avisbudgetgroup.com, or upon written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. You can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone. Choosing to access your future proxy materials electronically will help the Company conserve natural resources and reduce the cost of distributing the Company’s proxy materials. If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by email will remain in effect until you terminate it.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

General

The Board of Directors presently consists of ten members. The directors elected at the Meeting will serve for a term of one year expiring at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified or until his or her earlier resignation or removal. The name of each present director, his or her position with the Company, and principal occupations and directorships held with other public companies during the past five years are set forth below. In addition to the information presented below regarding each director’s experience, skills and attributes that contribute to the effectiveness of the Board of Directors as a whole, each director possesses valuable business management and leadership experience, demonstrates an ability to exercise sound judgment and business acumen, and brings unique perspective to the Board.

Biographical Information for Nominees

Mr. Ronald L. Nelson, age 59, has been Chairman and Chief Executive Officer of the Company since August 2006 and director since April 2003. He has also served as President and Chief Operating Officer of the Company since June 2010. Prior to August 2006, Mr. Nelson held several executive finance and operating roles, starting in April 2003, with Cendant Corporation (as the Company was formerly known, “Cendant”), including as Chief Financial Officer and President. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson serves on the boards of Convergys Corporation and Hanesbrands Inc., which both file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Nelson’s role as Chief Executive Officer of the Company, history with the Company and Cendant, including as Cendant’s Chief Financial Officer, significant operating experience and extensive board experience led to the conclusion that Mr. Nelson should serve as a director of the registrant.

Mr. Alun Cathcart, age 69, has been a director since October 2011. Mr. Cathcart was non-executive Chairman of the Board of Avis Europe from May 2004 through October 2011 and also served as Chairman of the Nominations Committee and a member of the Remuneration Committee. Mr. Cathcart served as a member of the Board of Avis Europe from 1997 until it was acquired by Avis Budget Group. From 1983 to 1999, Mr. Cathcart was Chairman and Chief Executive of Avis Europe and he also served as Interim Chief Executive from November 2003 until March 2004. Mr. Cathcart spent 14 years in executive positions in the transportation industry before joining Avis Europe in 1980. Mr. Cathcart also serves as Chairman of Palletways Group Limited and Andrew Page Holdings Limited, and a non-executive director of Justice Holdings Limited. Mr. Cathcart’s history with Avis Europe, extensive and deep understanding of the car rental industry, and significant international business and executive management experience led to the conclusion that Mr. Cathcart should serve as a director of the registrant.

Ms. Mary C. Choksi, age 61, has been a director since March 2007. Ms. Choksi is a founding partner and Managing Director of Strategic Investment Group, an investment management group founded in 1987, which designs and implements global investment strategies for large institutional and individual investors. Within Strategic, Ms. Choksi is a member of the investment strategy group charged with overseeing the asset mix of globally diversified client portfolios, supervises reporting to all clients and has responsibilities in corporate planning. Ms. Choksi was also a founding partner and, until May 2011, a Managing Director at Emerging Markets Investors Corporations (“EMI”). EMI and its successor, Ashmore EMM, manage portfolios of marketable equities in the emerging markets of Asia, Europe, Latin America, Africa, and the Middle East on behalf of institutional and private investors. Prior to the establishment of Strategic and EMI, Ms. Choksi worked in the Pension Investment Division of the World Bank, which was responsible for investing the institution’s pension plan. Before joining the Bank’s finance complex, she worked for nine years in the development arm of the Bank, working on South and Southeast Asia. From 1996 to 2006, Ms. Choksi served on the board of H.J. Heinz Company, which files reports pursuant to the Exchange Act. Ms. Choksi also serves on the board of the

Omnicom Group Inc., which files reports pursuant to the Exchange Act. Ms. Choksi’s collective board experience, including as a director of the Board and the Heinz and Omnicom boards and service on the Audit Committees of all three companies, international and financial experience, and diverse personal background led to the conclusion that Ms. Choksi should serve as a director of the registrant.

Mr. Leonard S. Coleman, age 63, has been a director since December 1997, Presiding Director at executive sessions of the Board since February 2003 and Chairman of the Governance Committee since August 2006. Mr. Coleman was a director of HFS Incorporated (“HFS”) from April 1997 until December 1997. From 1999 to December 2005, Mr. Coleman was a Senior Advisor to Major League Baseball. Mr. Coleman is the former President of The National League of Professional Baseball Clubs from 1994 to 1999, having served since 1992 as Executive Director, Market Development of Major League Baseball. Previously, Mr. Coleman was a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as commissioner of the New Jersey Department of Community Affairs and the Department of Energy and chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. He also served as the vice chairman of the State Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. Mr. Coleman is a director of the following corporations which file reports pursuant to the Exchange Act: Omnicom Group Inc., H.J. Heinz Company, Churchill Downs Incorporated and Electronic Arts Inc. Since 2000, Mr. Coleman has also served on the board of Aramark Corporation, which filed reports pursuant to the Exchange Act through 2007. Mr. Coleman’s diverse personal background, history with the Company, extensive board experience, international experience and public service led to the conclusion that Mr. Coleman should serve as a director of the registrant.

Mr. Martin L. Edelman, age 70, has been a director since December 1997 and was a director of HFS from November 1993 to December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler LLP, which merged with Paul, Hastings, Janofsky & Walker, LLP, from 1972 to 1993 and was Of Counsel to Battle Fowler LLP from 1994 to June 2000. Mr. Edelman also serves as a director of the following corporations that file reports pursuant to the Exchange Act: Capital Trust, Inc. and Ashford Hospitality Trust, Inc. Mr. Edelman also served on the board of Realogy Corporation from 2006 to 2007 and Hanover Direct, Inc. from 2003 to 2004. Mr. Edelman’s history with the Company, including as Chairman in 1999, broad legal experience and extensive experience advising companies led to the conclusion that Mr. Edelman should serve as a director of the registrant.

Mr. John D. Hardy, age 68, has been a director and Chairman of the Compensation Committee since April 2008. From 1981 until his retirement in 2008, Mr. Hardy was a partner at the law firm of O’Melveny & Myers LLP where he practiced corporate and securities law and served on the firm’s compensation committee. From June 2008 through June 2009, Mr. Hardy was a partner at the law firm of Venable LLP, where he focused on recruitment and practice development for the firm’s West Coast business practice. Mr. Hardy’s extensive background and familiarity with the securities laws and the legal aspects of financing transactions, past service on the Board and compensation committee experience led to the conclusion that Mr. Hardy should serve as a director of the registrant.

Ms. Lynn Krominga, age 61, has been a director since October 2006. Ms. Krominga is a management consultant and attorney. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital firms and to start-up and early-stage technology companies and served as chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal positions at Revlon, including President, Worldwide Licensing Division, Executive Vice President, Business Development, and General Counsel. Prior to that, Ms. Krominga was an attorney at American Express Company and at Cleary, Gottlieb, Steen & Hamilton. Ms. Krominga currently serves on the board of Neogenix Oncology, Inc., a company that files reports pursuant to the Exchange Act, and is a member of its audit and corporate governance committees. Ms. Krominga also serves as Lead Director of Sunrise Senior Living, Inc., a company that files reports pursuant to the Exchange Act. From March through November 2008, Ms. Krominga served as Chairman of the Board of Sunrise Senior Living, and was appointed Lead Director thereafter (when the former CEO assumed the position of chair), and both such roles include voting membership on all board committees. Ms. Krominga’s extensive management and director experience in public and private companies, broad legal experience, including extensive knowledge of corporate governance and regulatory issues, and international business experience led to the conclusion that Ms. Krominga should serve as a director of the registrant.

Mr. Eduardo G. Mestre, age 63, has been a director since July 2008. Mr. Mestre is Chairman of Global Advisory at Evercore Partners and was Vice Chairman with responsibility for the firm’s U.S. advisory practice from 2004 through 2011. Prior to joining Evercore, Mr. Mestre served as Chairman of Investment Banking at Citigroup, among numerous leadership positions he filled during a 27-year career there. Mr. Mestre also serves as a director of Comcast Corporation, a company that files reports pursuant to the Exchange Act. Mr. Mestre’s diverse personal background, familiarity with the Company, extensive corporate advisory experience and service on the Board led to the conclusion that Mr. Mestre should serve as a director of the registrant.

Mr. F. Robert Salerno, age 60, has been a director of the Company since August 2006. Mr. Salerno was previously Vice Chairman of the Company from June 2010 through December 2011, and President and Chief Operating Officer of the Company from August 2006 to June 2010. For nearly 30 years, Mr. Salerno held numerous leadership positions with the Company, including as chief executive of Cendant’s vehicle rental business and as President and Chief Operating Officer of Avis from 1996 to November 2002. Mr. Salerno’s extensive career with the Company and familiarity with all aspects of its business led to the conclusion that Mr. Salerno should serve as a director of the registrant.

Mr. Stender E. Sweeney, age 73, has been a director and Chairman of the Audit Committee since August 2006. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years of which as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act. Mr. Sweeney’s extensive finance and operating experience, as well as Mr. Sweeney’s experience on the audit committees of the registrant and the Payden & Rygel Investment Group, led to the conclusion that Mr. Sweeney should serve as a director of the registrant.

Functions and Meetings of the Board of Directors

The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Independence

To determine director independence, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) and pursuant to our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the

Company and its subsidiaries, affiliates, executive officers and auditors; his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years; and whether such director or his or her family members have, during the past three years, been part of an “interlocking directorate” in which an executive officer of the Company served on the compensation (or equivalent) committee of another company that employs such director or his or her family member as an executive officer.

After evaluating the factors described above, the Board of Directors has affirmatively determined that eight of our current directors are independent in accordance with NASDAQ corporate governance listing standards and our own director independence criteria. Our independent directors are currently Alun Cathcart, Mary C. Choksi, Leonard S. Coleman, Martin L. Edelman, John D. Hardy, Jr., Lynn Krominga, Eduardo G. Mestre, and Stender E. Sweeney.

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on such committees are independent, based upon NASDAQ corporate governance listing standards and our own director independence criteria.

Board Leadership Structure

The Board of Directors, which is comprised of individuals who are familiar with board processes, is focused on preserving the long-term interests of our shareholders and is committed to maintaining effective and responsible corporate governance. The Board of Directors has determined that the current leadership structure, consisting of a combined Chairman of the Board and Chief Executive Officer position, an independent presiding director and independent membership for the Audit, Compensation and Corporate Governance Committees of the Board of Directors, best serves the Company and its shareholders. The Board of Directors believes this form of leadership promotes unified direction for the Company and demonstrates for all stakeholders that the Company is under strong leadership by allowing a single person to have primary responsibility for managing operations and a clear focus on executing business plans and strategic initiatives. A combined CEO/Chairman of the Board position also eliminates the potential for confusion or a duplication of efforts and the role of an independent presiding director, as further discussed below, adequately addresses any concerns over maintaining such a combined leadership role. Mr. Nelson, who possesses extensive financial and operating management experience as well as substantial board experience, has served in the dual role of Chairman of the Board and Chief Executive Officer since 2006. Under Mr. Nelson’s leadership, the Company has maintained its position as a leader in the vehicle rental industry and successfully managed through an unprecedented period of economic uncertainty and turmoil in 2008 and 2009.

The position of Presiding Director was established in February 2003 by the Board of Directors to appoint an independent director whose primary responsibilities include presiding over periodic executive sessions of the independent members of the Board of Directors, advising the Chairman of the Board and committee chairs with respect to meeting agenda and information needs, providing advice with respect to the selection of committee chairs and performing other duties that the Board of Directors may from time to time delegate to assist it in the fulfillment of its responsibilities. Such delegation of well-defined responsibilities to an independent Presiding Director helps ensure that an appropriate counter-balancing leadership structure is in place. The independent members of the Board of Directors have designated Leonard S. Coleman to serve in this position until the Company’s 2012 annual meeting of stockholders. Mr. Coleman has served in this role since its creation and brings a history of leadership experience as a lead independent director.

Risk Management and Risk Assessment

Our Audit Committee has the primary responsibility for the oversight of risk management and risk assessment, including the Company’s major financial risk exposures and the steps management has undertaken to control such risks. The Board of Directors remains actively involved in such oversight of risk management and assessment and receives periodic presentations from our executive officers and certain of their direct reports, as the Board of Directors may deem appropriate. While the Board of Directors maintains such oversight responsibility, management is responsible for the day-to-day risk management processes. The Board of Directors believes this division of responsibility is the most effective approach for addressing the risks facing the Company.

In 2012, in consultation with the Corporate Governance Committee and the Board of Directors, management reviewed the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company’s incentive compensation programs applicable to all employees with the chairmen of the Audit and Compensation Committees and the Company’s compensation consultant to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, the following mitigating features of the Company’s incentive compensation programs were considered: (1) the Company’s recoupment policies; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion,” which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, there were no recommended changes to the Company’s incentive compensation programs.

Communicating with the Board of Directors

Stockholders and other interested parties may send communications to the Board of Directors by writing to the Board of Directors, c/o the Corporate Secretary, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In addition, all parties interested in communicating directly with the Presiding Director or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Presiding Director, c/o the Corporate Secretary or via e-mail at presidingdirector@avisbudget.com. The Presiding Director is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board of Directors Meetings

The Board of Directors held seven meetings and acted by unanimous written consent on six occasions during 2011. In 2011, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served. We expect all directors to attend each regularly scheduled Board of Directors meeting. Attendance at the Company’s annual meeting of stockholders is strongly encouraged, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Governance Committee to be present at each annual meeting. The 2011 annual meeting of stockholders in May 2011 was attended by eight directors.

Committees of the Board of Directors

Name	Audit	Compensation	Corporate Governance	Executive
Alun Cathcart
Mary C. Choksi	✓		✓
Leonard S. Coleman		✓	Chair
Martin L. Edelman				✓
John D. Hardy, Jr.		Chair
Lynn Krominga	✓	✓
Eduardo G. Mestre
Ronald L. Nelson				Chair
F. Robert Salerno				✓
Stender E. Sweeney	Chair		✓
Committee Meetings Held in 2011	8	7	5	6*

*	The Executive Committee acted by unanimous consent on six occasions in 2011.

Audit Committee

The Audit Committee assists in the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function, (iv) the Company’s compliance with legal and regulatory requirements, and (v) the Company’s systems of disclosure controls and procedures. See “Report of Audit Committee” below. The Audit Committee has the power and authority to engage the independent auditor, review and approve the services and terms of all audits, review and discuss with management the Company’s annual audited and quarterly financial statements, and review the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

The Board of Directors has determined that all members of the Audit Committee are independent directors under the Company’s Director Independence Criteria and within the meaning of applicable NASDAQ rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that Mr. Sweeney qualifies as an “audit committee financial expert” as defined by the rules of the SEC, thereby satisfying NASDAQ’s “financial sophistication” requirement, and is independent as defined by NASDAQ with respect to audit committee members. The text of the Audit Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Compensation Committee

The role of the Compensation Committee is to assure that our executive officers are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, and competitive practice.

The primary responsibilities are as follows:

•	Review and approve our stated compensation strategy;

•	Annually review and determine the individual elements of total compensation for the Chief Executive Officer;

•	Review and approve individual elements of total compensation for our executive officers;

•	Assure that our annual and long-term bonus and incentive compensation plans are administered in a manner consistent with our compensation strategy;

•

Make recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans and approve, subject, where appropriate, to submission to stockholders, all new equity-related incentive plans for executive officers;

•	Review and approve all stock option and other equity awards; and

•	Evaluate its performance under its charter on an annual basis.

We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.

The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with NASDAQ listing standards and the Company’s Director Independence Criteria, an outside director for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), and a non-employee director for purposes of Section 16 of the Exchange Act. The text of the Compensation Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Corporate Governance Committee

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Corporate Governance Committee also reviews director compensation and makes recommendations as to the terms and conditions of such compensation to the Board. In determining director compensation for 2011, the Corporate Governance Committee reviewed the Company’s compensation practices for the prior year and consulted with Pay Governance LLC, the compensation consultant engaged by the Compensation Committee, to evaluate relevant market trends, data and practices. Based upon such review, the recommendations of the compensation consultant and other factors, the Corporate Governance Committee recommended a one-time special payment of $10,000, payable 50% in cash and 50% in deferred stock units, in recognition of the additional time commitment required by the Board during 2010 and 2011 as a result of transactional activity, but did not otherwise recommend any changes to director compensation in 2011.

The Board of Directors has determined that each of the current members qualifies as an independent director under applicable NASDAQ rules and the Company’s Director Independence Criteria. The text of the Corporate Governance Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. It seeks to ensure that all members of the Company’s Audit Committee meet the Company’s Director Independence Criteria and the financial literacy requirements under applicable NASDAQ rules; that at least one of the members of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC and thereby satisfies NASDAQ’s “financial sophistication” requirement, and that all members of the Compensation Committee and the Corporate Governance Committee meet the Company’s Director Independence Criteria. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from stockholders for candidates to be nominees for director positions. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and should include the following: (a) the name of the stockholder and evidence of such stockholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the by-laws of the Company and under the caption “Stockholder Proposals for 2013 Annual Meeting” below.

The process for identifying and evaluating candidates to be nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm. Such candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualification and checking the candidates’ references. Qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether such candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate such candidate or elect such candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate candidates to be nominees for director positions recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a director.

While the Board has not adopted a formal policy with respect to diversity, the Corporate Governance Committee believes it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Corporate Governance Committee is committed to advancing Board diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin, and, as specified in its charter, considers diversity in the mix of qualifications, experience, attributes or skills considered in its process of identifying and evaluating candidates to be nominees to the Board of Directors.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors.

Succession Planning

The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each senior executive position, all of whom have been designated as members of our Senior Leadership Team (“SLT”). Our Board of Directors believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength and optimizing overall business development, operating performance, profitability and shareholder value. As such, based upon a review of recommendations made by senior management, the Board of Directors has developed a list of critical attributes and has implemented a formal assessment process employing an external advisor to assess and develop successor candidates not only for the position of Chief Executive Officer but for each position held by a SLT member. In order to ensure that qualified candidates are available for all SLT positions, the Board of Directors oversees the development of internal candidates, maintains talent development plans to strengthen the skills and qualifications of such candidates and would be responsible, if necessary, for the identification of suitable external successor candidates. The Board of Directors has also developed an “emergency” succession plan in the event of an unexpected disability or inability of our Chairman and Chief Executive Officer to perform his duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) as of March 7, 2012 by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers named in the Summary Compensation Table below, and (iii) all of the Company’s directors and current executive officers as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)		Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 Days(3)
Principal Stockholders:**
SRS Investment Management, LLC(4)	10,000,000		9.5%	—
Dimensional Fund Advisors LP(5)	7,585,979		7.2%	—
BlackRock, Inc.(6)	6,979,255		6.6%	—
PAR Investment Partners, L.P.(7)	6,729,685		6.4%	—
The Vanguard Group, Inc.(8)	6,675,299		6.3%	—
Columbia Wanger Asset Management, L.L.C(9)	6,098,620		5.8%	—

Directors and Named Executive Officers:
Ronald L. Nelson	1,076,626	(10)	1.0%	593,249
Alun Cathcart	2,651	(11)	*	2,651
Mary C. Choksi	45,800	(12)	*	11,700
Leonard S. Coleman	39,834	(13)	*	13,334
Martin L. Edelman	46,493	(14)	*	11,193
John D. Hardy, Jr.	12,700	(15)	*	11,700
Lynn Krominga	25,382	(16)	*	11,882
Eduardo G. Mestre	15,611	(17)	*	10,611
F. Robert Salerno	599,353	(18)	*	376,461
Stender E. Sweeney	26,454	(19)	*	24,854
Larry D. De Shon	245,155	(20)	*	160,000
Thomas M. Gartland	235,625	(21)	*	202,778
David B. Wyshner	396,891	(22)	*	283,475

All Directors and Executive Officers as a group (18 persons)	3,439,521	(23)	3.3%	2,138,117	(24)

*	Amount represents less than 1% of outstanding Common Stock.
**	Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 7, 2012.
(1)	Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) vested stock option awards, and (iii) stock option awards that may become vested, and restricted stock units (“RSUs”) that may be settled, within 60 days of March 7, 2012.
(2)	Based on 105,808,694 shares of Common Stock outstanding on March 7, 2012.
(3)	Includes (i) vested stock option awards and (ii) stock option awards that may become vested, and RSUs that may be settled, within 60 days of March 7, 2012.
(4)

Reflects beneficial ownership of 10,000,000 shares of Common Stock by SRS Partners US, LP, SRS Partners, Ltd., SRS Investment Management, LLC, SRS Partners US GP, LLC and Karthik R. Sarma (“SRS”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2012. Such Schedule 13G indicates that the shares of Common Stock are directly beneficially owned by SRS Partners US, LP, SRS Partners US GP, LLC (as general partner with respect to shares of Common Stock held by SRS Partners US, LP), which has sole voting and dispositive power with respect to 6,013,226 shares of Common Stock, SRS Partners, Ltd., which has sole voting and dispositive power over 3,986,774 shares of Common Stock, Karthik R. Sarma (as Managing Member of the aforementioned companies), and SRS Investment Management, LLC with respect to the shares of Common Stock directly beneficially owned by SRS Partners US, LP and SRS Partners, Ltd. The principal business address of SRS is 1 Bryant Park, 39th Floor, New York, NY 10036.
(5)	Reflects beneficial ownership of 7,585,979 shares of Common Stock by Dimensional Fund Advisors LP, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2012. Such Schedule 13G indicates that Dimensional Fund Advisors LP acts as an investment adviser to four registered investment companies, and as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”), and in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. Such Schedule 13G indicates that in its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over the shares of Common Stock owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of Common Stock held by the Dimensional Funds. Such Schedule 13G indicates that all shares of Common Stock reported on such Schedule 13G are owned by the Dimensional Funds. The principal business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(6)

Reflects beneficial ownership of 6,979,255 shares of Common Stock by BlackRock, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 13, 2012. Such Schedule 13G indicates that BlackRock, Inc. has sole voting power and sole dispositive power for these shares of Common Stock. The principal business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(7)	Reflects beneficial ownership of 6,729,685 shares of Common Stock by PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, Inc. (“PAR”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2012. Such Schedule 13G indicates that PAR has sole voting power and sole dispositive power of the shares of Common Stock. The principal business address for PAR is One International Place, Suite 2401, Boston, MA 02110.
(8)	Reflects beneficial ownership of 6,675,299 shares of Common Stock by The Vanguard Group, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 8, 2012. Such Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power over 144,406 shares, sole dispositive power over 6,530,893 shares, and shared dispositive power over 144,406 shares of Common Stock. Such Schedule 13G indicates that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary for The Vanguard Group, Inc., is the beneficial owner of 144,406 shares of Common Stock and directs the voting of such shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(9)	Reflects beneficial ownership of 6,098,620 shares of Common Stock by Columbia Wanger Asset Management, LLC (“CWAM”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 10, 2012. Such Schedule 13G indicates that CWAM has sole voting power over 5,725,120 shares and sole dispositive power over 6,098,620 shares of Common Stock. The principal business address for CWAM is 226 West Monroe Street, Suite 3000, Chicago, IL 60606.
(10)	Includes 593,249 shares of Common Stock underlying fully vested but unexercised options.
(11)	Reflects 2,651 deferred stock units which, pursuant to the terms of the Non-Employee Directors Deferred Compensation Plan, will be distributed as soon as reasonably practicable following such director’s retirement or termination of service from the Board for any reason (“Director Shares”).
(12)	Includes 11,700 Director Shares. Excludes 35,584 deferred stock units, which, pursuant to the terms of the Non-Employee Directors Deferred Compensation Plan will be distributed seven months following such director’s retirement or termination of service from the Board for any reason (“Director Deferred Shares”).
(13)	Includes 13,334 Director Shares. Excludes 45,301 Director Deferred Shares.
(14)	Includes 11,193 Director Shares. Excludes 48,634 Director Deferred Shares.
(15)	Includes 11,700 Director Shares. Excludes 34,889 Director Deferred Shares.

(16)	Includes 11,882 Director Shares. Excludes 37,939 Director Deferred Shares.
(17)	Includes 10,611 Director Shares. Excludes 32,979 Director Deferred Shares.
(18)	Includes 375,000 shares of Common Stock underlying fully vested but unexercised options and 1,461 Director Shares.
(19)	Includes 24,854 Director Shares. Excludes 57,679 Director Deferred Shares.
(20)	Includes 160,000 shares of Common Stock underlying fully vested but unexercised options.
(21)	Includes 185,000 shares of Common Stock underlying fully vested but unexercised options and 17,778 shares of Common Stock underlying RSUs scheduled to vest within 60 days.
(22)	Includes 283,475 shares of Common Stock underlying fully vested but unexercised options.
(23)	Excludes 293,055 Director Deferred Shares.
(24)	Represents 99,386 Director Shares, 22,557 shares of Common Stock underlying RSUs and 2,016,174 shares of Common Stock underlying fully vested but unexercised options.

EXECUTIVE OFFICERS

The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Ronald L. Nelson	Chief Executive Officer, President and Chief Operating Officer

David B. Wyshner	Senior Executive Vice President and Chief Financial Officer

W. Scott Deaver	Executive Vice President, Strategy and Pricing

Larry D. De Shon	President, Europe, Middle East and Africa (“EMEA”)

Thomas M. Gartland	President, North America

Mark J. Servodidio	Executive Vice President, Chief Administrative Officer

Patric T. Siniscalchi	President, Latin America/Asia Pacific

Michael K. Tucker	Executive Vice President, General Counsel and Chief Compliance Officer

Izilda P. Martins	Vice President and Acting Chief Accounting Officer

Biographical information concerning the executive officers of the Company who also presently serve as directors is set forth above under “Board of Directors—Biographical Information for Nominees.” Biographical information concerning all other present executive officers is set forth below.

Name	Biographical Information
David B. Wyshner	Mr. Wyshner, age 44, has been Senior Executive Vice President and Chief Financial Officer since October 2011. Mr. Wyshner held the title of Executive Vice President and Chief Financial Officer from August 2006 through October 2011, and also served as Treasurer from August 2006 to November 2007. Previously, Mr. Wyshner held several key roles within Cendant, starting in 1999, including Executive Vice President and Treasurer and Vice Chairman of the Travel Services Division, which included the Avis and Budget vehicle rental businesses. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.’s investment banking division.

W. Scott Deaver	Mr. Deaver, age 60, has been Executive Vice President, Strategy and Pricing since September 2006. Previously, Mr. Deaver held several positions with the Company, including as Executive Vice President, Marketing. Mr. Deaver started employment with one of the Company’s predecessor companies in 1989.

Larry D. De Shon	Mr. De Shon, age 52, has been President, EMEA since October 2011. Mr. De Shon held the title of Executive Vice President, Operations from October 2006 through October 2011. Prior to joining the Company, Mr. De Shon spent 28 years at United Airlines, starting as a customer service representative and advancing to hold a number of positions of increasing responsibility during his tenure, including as Senior Vice President of airport operations.

Thomas M. Gartland	Mr. Gartland, age 54, has been President, North America since October 2011. Mr. Gartland held the title of Executive Vice President of Sales, Marketing & Customer Care from April 2008 through October 2011. Prior to joining the Company, Mr. Gartland was President of JohnsonDiversey, Inc.’s North American Region, where he worked for 14 years. Prior thereto, Mr. Gartland was Vice President and Director of National Accounts with Ecolab Inc., where he also worked for 14 years.

Name	Biographical Information
Mark J. Servodidio	Mr. Servodidio, age 46, has been Executive Vice President, Chief Administrative Officer since June 2010 and held the title of Executive Vice President and Chief Human Resource Officer from August 2006 through June 2010. Previously, Mr. Servodidio served in several senior executive roles with the Company’s human resources function from April 2001. Prior to joining Avis, Mr. Servodidio was with Kraft Foods, Inc. (formerly Nabisco) from 1996 to 2001 where he was head of Human Resources for Nabisco’s sales and supply chain unit. Prior thereto, he served in various leadership roles at PepsiCo, Inc.

Patric T. Siniscalchi	Mr. Siniscalchi, age 62, has been President of Latin America/Asia Pacific since October 2011. Mr. Siniscalchi held the title of Executive Vice President, International Operations from August 2006 through October 2011. Mr. Siniscalchi joined Avis in 1971 and advanced to hold a number of positions of increasing responsibility during his tenure, including Senior Vice President, International Operations of Cendant’s vehicle rental business.

Michael K. Tucker	Mr. Tucker, age 54, has been Executive Vice President, General Counsel and Chief Compliance Officer since April 2010. Prior to joining the Company, Mr. Tucker was in private practice, serving as managing partner at the law firm of Tucker Associates and Of Counsel at the law firm of Lowe & Savage from 2007. Prior thereto, Mr. Tucker was Division General Counsel with Tyco International Ltd. Inc. from 2005. Prior to joining Tyco, Mr. Tucker served in senior legal positions with General Electric Company, including division senior counsel of GE Transportation and senior vice president and general counsel of GE Capital International Services. Prior to joining General Electric, Mr. Tucker was associated with the law firms of Ballard Spahr Andrews & Ingersoll, Bingham Dana LLP, and Csaplar & Bok.

Izilda P. Martins	Ms. Martins, age 40, has been Vice President and Acting Chief Accounting Officer of the Company since November 2010 and Vice President of Tax since August 2006. Ms. Martins was previously Director of Tax Planning and Mergers & Acquisitions of Cendant from November 2004. Prior to joining the Company, Ms. Martins was associated with Deloitte & Touche LLP for seven years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”) for additional information regarding the 2011 financial results for our Company discussed below. We define Adjusted EBITDA as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes. During 2011, management revised the manner in which it evaluates its operating results by excluding transaction-related costs from “Adjusted EBITDA” for all periods presented. Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Executive Summary

“Pay for performance” continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives’ objectives with our stockholders’ interests.

In 2011, the Company achieved the following significant strategic and business objectives, despite vehicle rental volumes remaining below levels seen prior to the 2008-09 recession:

•	Our revenue increased by 14% year-over-year to $5.9 billion;

•	Our Adjusted EBITDA increased by more than 50% year-over-year to $605 million;

•

We made significant progress on our core strategic initiatives for 2011, which were designed to accelerate revenue and profit growth, sharpen the value proposition we offer to customers, build brand loyalty and position our Company to be more innovative to capture new revenue opportunities and further reduce costs, including:

•

investing in our brands with new campaigns designed to reinforce Avis’ iconic We try harder® slogan and Budget’s strong value proposition, which contributed to a nearly 10% growth in leisure rental volume;

•	increasing our rental volumes from small-business customers by over 10%;

•	increasing revenue derived from international travelers to North America by nearly 15%;

•	optimizing our fleet strategy to take full advantage of a particularly strong used car market;

•	increasing our revenues from high-margin ancillary products and services, such as rentals of GPS devices and sales of loss damage waivers, by 20%;

•	improving the customer experience we offer, as evidenced by another year-over-year increase in our average customer survey scores;

•	continuing to develop and pilot “virtual” rental technology that will allow customers to rent vehicles from unstaffed locations;

•	generating more than $70 million of cost reductions and revenue enhancements compared to prior-year results through our award-winning Performance Excellence process-improvement initiative; and

•

We completed the acquisition of Avis Europe plc in a transaction that we believe is both strategically and financially attractive and, in connection with that acquisition, re-aligned our management team as further discussed below.

As a result of our financial performance, our named executive officers (“NEOs”) received a maximum payout under our 2011 annual incentive program.

Consistent with our CEO’s employment agreement, entered into in 2010, a predominantly performance-based long-term equity incentive with a grant date fair value of approximately $1.6 million was awarded to our CEO in 2011, which was intended, together with the long-term equity incentive awarded to our CEO in 2010, to cover the five-year term of the agreement. Long-term incentives awarded to our other NEOs in 2011 were generally consistent with long-term incentives awarded in 2010, a year in which our Adjusted EBITDA grew 87% compared to 2009. While we ended 2011 with a stock price that was lower than at year-end 2010, we made meaningful progress toward the achievement of our 2011 long-term incentive performance goals during 2011. In particular, our stock price reached a 30-consecutive-trading-day average (April 1 through May 13) of $18.51 in 2011 compared to a closing stock price of $15.56 on December 31, 2010, representing a more than 70% achievement of our 2011 long-term incentive goals.

As in prior years, compensation* for our NEOs in 2011 was significantly performance-based, as illustrated below, subject to certain exceptions, as noted:

*	Pay mix reflects values as disclosed in the Summary Compensation Table, excluding Other Compensation, which constituted less than 5% of total compensation.
**	Reflects one-fifth of the CEO Long-Term Incentives as discussed in “Analysis of 2011 Pay Decisions.”
***	Excludes compensation for our Vice Chairman, who retired on December 31, 2011.

In 2011, we also completed the acquisition of Avis Europe (now known as Avis Budget EMEA Limited), combining the global operations of the Avis and Budget brands under one corporate owner. The acquisition was funded through existing funds and incremental financing with no incremental issuance of equity. In 2010, Avis Europe generated revenue of approximately $1.6 billion. As a result of such acquisition, three of our NEOs received promotions due to the significant increase in the scope of their responsibilities: our former Executive Vice President, Operations was promoted to President, EMEA; our former Executive Vice President, Sales, Marketing & Customer Care was promoted to President, North America and our Executive Vice President and Chief Financial Officer was promoted to Senior Executive Vice President and Chief Financial Officer. In conjunction with such promotions, the Committee approved salary increases and a total of $500,000 in cash bonuses for certain of these officers. While our CEO’s 2011 salary remained unchanged from 2010, because of the significant changes that have occurred at the Company over the past twelve months, in 2012 the Committee expects to re-evaluate all components of our CEO’s compensation, including the amended employment agreement entered into in 2010.

The Committee believes it is imperative to the success of our business to ensure that our management ranks, and particularly our executive-level positions, are populated with persons possessing outstanding capabilities, strong commitment to our business and a drive to add value. In 2012, the Committee expects to continue to focus on “pay for performance” and set appropriately challenging performance goals taking into consideration an uneven macroeconomic climate and the additional responsibility and focus required by the acquisition of Avis Europe. At the same time, the Committee seeks to be mindful of competitive practices and competing alternatives for management talent. As a result, performance metrics for 2012 are based on achievement of business plan Adjusted EBITDA for the annual incentive plan and are based on an absolute total shareholder return metric with stock appreciation goals and regional and global Adjusted EBITDA for the long-term incentive program.

In addition, our Compensation Committee has continued to take steps to improve our executive compensation program and strengthen the link between pay and performance. As a result, there are no longer any Section 280G gross-up or single-trigger change-in-control provisions contained in any of our employment agreements and our stock ownership thresholds have been increased.

Our Named Executive Officers

This discussion addresses executive compensation in 2011 for our named executive officers, who are:

•	Ronald L. Nelson – Chairman, Chief Executive Officer, President and Chief Operating Officer (our “CEO”);

•	David B. Wyshner – Senior Executive Vice President and Chief Financial Officer (our “CFO”);

•	F. Robert Salerno – Vice Chairman through December 31, 2011;

•	Thomas M. Gartland – President, North America; and

•	Larry D. De Shon – President, Europe, Middle East and Africa (our “President, EMEA”).

Mr. Salerno resigned from his position as Vice Chairman on December 31, 2011 as part of his planned retirement.

Components and Mix of Executive Compensation

Compensation for our NEOs is typically comprised of the following components:

•

Base salary. Each of our NEOs receives a base salary in the form of cash as part of total compensation. Base salaries provide a fixed and competitive form of annual compensation for the performance of primary responsibilities at a level consistent with each executive’s experience and executive role. Base salaries are designed to provide competitive compensation to attract and retain exceptional executive talent.

•

Annual Incentive Awards. Each of our NEOs receives annual performance-based cash incentives. Annual incentives are designed to focus and motivate our executives on achieving the Company’s shorter-term goals and accordingly, reward our executives upon achieving or exceeding specific annual performance goals using performance metrics approved by the Committee and that the Company believes are appropriate measures of operational and financial performance.

•

Long-Term Incentive Awards. Long-term incentive awards are designed to attract and retain a highly qualified executive team, align executive rewards with stockholder interests, provide an incentive for our executives to achieve appropriately challenging long-range performance goals, and allow our executives to share in the value created for the Company’s stockholders.

•

Other Compensation. Each of our NEOs receives certain health, life insurance, disability and retirement benefits, which are all part of our broad-based employee benefits program. Other executive benefits and perquisites include auto use, discounted auto insurance, auto lease and financial planning services. Certain of our NEOs also are provided with limited personal use of company aircraft services.

From time to time, compensation for our NEOs can also include cash bonuses, which are typically designed to recognize executives who have made outstanding contributions, reward outstanding individual performance and/or offer an additional incentive opportunity for our executives.

Analysis of 2011 Pay Decisions

Compensation for our CEO

Consistent with the employment agreement we entered into with our CEO in 2010, CEO compensation for 2011 was comprised of:

•	An annual base salary of $1 million, representing no change since 2006;

•

An annual cash incentive with a target of 150% of base salary, contingent upon the Company’s attainment of performance goals, as further described below under “Annual Incentive Awards,” also representing no change since 2006; and

•

A long-term incentive of 124,435 restricted stock units, with 75% of such units only vesting subject to the attainment of average stock prices for 30 consecutive trading days (the “CEO 2011 LTI”), as further discussed under “Long-Term Equity Incentive Awards” intended, together with the long-term equity incentive awarded to our CEO in 2010, to cover the five-year term of his employment agreement.

Our CEO’s employment agreement provides that the CEO 2011 LTI, together with the long-term incentive awarded in 2010 (collectively, the “CEO LTI”)1, are intended as the long-term equity-based incentive for the entire five-year agreement term. However, given the significant changes that have occurred at the Company over the past twelve months, in 2012 the Committee expects to re-evaluate all components of our CEO’s compensation, including our CEO’s employment agreement.

Base Salaries

The salaries of our NEOs as of December 31, 2011 are shown in the table below.

Name and Position	2010 Base Salary	2011 Base Salary		% Increase
CEO	$1,000,000	$1,000,000		0%
CFO	575,000	600,000		4.3%
Vice Chairman	750,000	800,000		6.7%
President, North America	500,000	600,000	*	20%
President, EMEA	500,000	600,000	*	20%

*	Effective as of October 2011.

Generally, salaries for our NEOs are determined based on several factors, including reasonable comparability with past practice, Peer Group pay data and Survey Data (as described under “Consideration of Peer Groups and Survey Data”) and each NEO’s responsibilities, capabilities and skills, commitment to our business, leadership and drive to add value. For our CFO, the Committee also considers the size and complexity of our balance sheet and capital structure.

For 2011, base salaries were set consistent with the terms of the employment agreements for our CEO, CFO and our Vice Chairman. For our President, EMEA and President, North America, salary increases were approved in connection with the acquisition of Avis Europe in recognition of the promotions received by such officers as a result of such acquisition. Such promotions included the assumption of new roles for such officers, which brought a significant increase in the scope of their responsibilities.

Annual Incentive Awards

Each of our NEOs was eligible to earn an annual performance incentive under the 2011 Annual Incentive Program, which was established by the Committee in the first quarter 2011. In establishing the program, the Committee approved levels of incentive payout opportunity for each NEO, expressed as a percentage of base salary earned. The Committee determined that target payouts as a percentage of base salary should remain consistent with 2010 levels for our CEO, Vice Chairman and CFO, which were pre-established in the employment agreements for such officers.

Accordingly, annual incentive targets for the 2011 Annual Incentive Program as a percentage of base salary were 150% for our CEO and 100% for our Vice Chairman and our CFO. Annual incentive targets, as a percentage of base salary were increased from 75% to 100% for our President, EMEA and President, North America, in recognition of the roles and responsibilities of such officers.

[1]	The long-term incentive awarded to our CEO in 2010 consisted of 160,000 stock options and 800,000 RSUs. Of the RSUs comprising the 2010 long-term incentive, 75% vest only subject to the attainment of certain average stock prices for 30 consecutive days as follows:

Stock Price* (100% vesting)	# of Shares Subject to Vesting	% Growth (from 2010 grant date share price of $11.53)
$14.59	150,000	26.5%
$16.42	150,000	42.4%
$18.47	150,000	60.2%
$19.62	150,000	70.2%

*	50% of each tranche vests at somewhat lower stock goals that still represent meaningful growth from the 2010 per share grant price of $11.53.

Performance Goals for Annual Incentive Awards

In establishing the 2011 Annual Incentive Program in connection with the Board’s review of our 2011 business plan, the Committee reviewed and approved Adjusted EBITDA2 as the appropriate performance metric to measure levels of incentive payout under the 2011 Annual Incentive Program.

The Committee believes that for 2011, Adjusted EBITDA is a key measure of operational and financial performance, and by utilizing this performance metric, the Committee believes the 2011 Annual Incentive Program emphasized the importance of growth in Adjusted EBITDA, profitable sales and core strategic initiatives, including cost-saving and process-improvement initiatives. Performance goals for the 2011 Annual Incentive Program are summarized below:

Achievement Level	Adjusted EBITDA (in millions)	Growth from 2010 Adjusted EBITDA* (actual)	Payout (% of Target Payout)
Maximum	≥ $490	20%	150%
Target	$440	7%	100%
Threshold	$365	—	25%
Below Threshold	< $365	—	0%

*	As calculated under the 2010 Annual Incentive Program and disclosed in our 2011 proxy statement.

Adjusted EBITDA for 2011 was $605 million3, which represents a more than 50% increase compared to 2010. This resulted in a payout percentage of 150%, meaning that each of our NEOs earned 150% of his target annual incentive opportunity.

Long-Term Equity Incentive Awards

The Committee believes that a substantial portion of a NEO’s compensation should consist of long-term incentive awards, designed to link executive rewards with stockholder value over time as well as to promote long-term retention. Prior years’ awards have included stock-settled appreciation rights, performance-based and time-based restricted stock units, and stock options.

[2]

The Committee reserves the right to exclude certain items from the calculation of Adjusted EBITDA, including items that are not representative of the results of operations of our business, and our definition anticipates the exclusion of earnings derived from significant acquisitions in the year of such acquisition. Of the $605 million Adjusted EBITDA that we reported for 2011, Avis Europe contributed $2 million.

[3]	A reconciliation of Adjusted EBITDA for the year ended December 31, 2011 to income before taxes is set forth below (dollar amounts are in millions):

Adjusted EBITDA	$605
Less: Non-vehicle related depreciation and amortization	95
Interest expense related to corporate debt, net	219
Transaction-related costs	255

Income (loss) before income taxes	$36

The long-term incentive award granted to our CEO in 2011 is summarized below and a discussion of such award is set forth under “Analysis of 2011 Pay Decisions—Compensation for our CEO.”

Type of Award	Target Number of Units Granted	Vesting
Performance-Based Restricted Stock Units	93,326	Subject to continued employment, such units vest 50% on each of the third and fourth anniversaries of the date of grant so long as stock price goals have been met. The goals are expressed as average closing stock prices that equal or exceed specified stock prices for 30 consecutive trading days during the four-year period following the grant date.

Time-Based Restricted Stock Units	31,109	Subject to continued employment, such units vest on the first anniversary of the date of grant.

In lieu of an equity award, our Vice Chairman was awarded a cash incentive of $982,500 in 2011, payable in January 2012, in light of his planned retirement at the end of 2011. This amount represents the cash value of the long-term incentive approved by the Committee for our Vice Chairman for 2011 and reduced to take into consideration that one-third of such award would have been forfeited by Mr. Salerno upon retirement in accordance with the terms of his employment agreement had such award taken the form of long-term equity awards granted to Mr. Salerno in prior years (i.e., 50% time-based and 50% performance-based restricted stock units).

The 2011 long-term incentive awards granted to our CFO, President, EMEA and President, North America are summarized in the table below:

Type of Award	Executives Receiving Award	Target Number of Units Granted	Vesting
Performance- Based Restricted Stock Units	CFO President, North America President, EMEA	34,746 26,060 26,060	Subject to continued employment, such units vest on the third anniversary of the date of grant so long as stock price goals have been met. The goals are expressed as average closing stock prices that equal or exceed specified stock prices for 30 consecutive trading days during the three-year period following the date of grant.

Time-Based Restricted Stock Units	CFO President, North America President, EMEA	34,746 26,060 26,060	Subject to continued employment, such units vest one-third on each of the first, second and third anniversaries of the date of grant.

The Committee approved the total number of shares subject to long-term incentives to be granted, individual grants to NEOs, and the type of equity to be granted. The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to NEOs to effect retention goals, a general review of peer practices (as discussed in “Consideration of Peer Groups and Survey Data”), potential dilution from equity plans and projected expense balanced with the value delivered to the NEOs. Based on an analysis of these factors, the Committee determined that for 2011, a mix of performance-based and time-based restricted stock units would:

•	align incentives with shareholders’ focus on total shareholder return;

•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and

•	maximize retention of key employees in the current environment and over the longer term.

To determine the amount of long-term incentive awards for our NEOs, other than our CEO, the Committee considered primarily the target value of awards granted in 2010 as well as peer group and survey data (as discussed in “Consideration of Peer Groups and Survey Data”) and determined that they should remain generally consistent with such levels due primarily to our strong performance in 2010 and the achievement of significant business and strategic objectives which included, among other things, an 87% increase in Adjusted EBITDA year-over-year.

Performance Goals for Long-Term Incentive Awards

The Committee selected share price as a performance metric given the importance of total shareholder return to shareholders. The Committee selected this absolute metric consistent with prior years, and because the Company does not pay dividends, goals are expressed in terms of stock price appreciation. Performance goals for the performance-based restricted stock units granted to our CEO in 2011 are set forth below:

Stock Price (50-100% vesting)	# of Shares Subject to Vesting	Time Vesting Component	% Growth at 100% vesting (from 2011 grant date share price of $14.39)
$15.69-$18.47	46,663	January 2014	28.4%
$16.31-$19.62	46,663	January 2015	36.3%

Performance goals for the performance-based restricted stock units granted to our CFO, President, EMEA and President, North America in 2011 are set forth below:

Stock Price (50-100% vesting)	Time-Vesting Component	% Growth at 100% vesting (from 2011 grant date share price of $14.39)
$17.63-$19.68	January 2014	36.8%

Performance goals for our CEO differ from those of the other NEOs due to the nature of the CEO 2011 LTI, which was intended, together with the long-term incentive awarded to our CEO in 2010, as the long-term incentive for the entire five-year term of our CEO’s employment agreement and therefore performance goals for the CEO 2011 LTI are consistent with the performance goals of the tranches of the long-term incentive awarded to our CEO in 2010, which also vest in 2014 and 2015.

Since the 2011 grant date, our stock price performance has resulted in the attainment of 100% and 85% of the target stock price for the CEO 2011 LTI scheduled to vest in 2014 and 2015, respectively, and 72% of the target stock price for the long-term incentives awarded to our other NEOs.

Cash Bonus Awards

In 2011, our CFO and President, EMEA each received a $250,000 cash bonus in October 2011, in recognition of the additional responsibilities that were assumed by these officers in connection with the Company’s acquisition of Avis Europe.

Retirement of our Vice Chairman

As contemplated by the Company’s employment agreement with our Vice Chairman, our Vice Chairman retired from the Company on December 31, 2011; however, Mr. Salerno remains a member of the Board of

Directors and as such, will receive compensation as a non-employee director beginning in 2012. Upon retirement, no cash severance was paid and 23,325 performance-based restricted stock units were cancelled. Mr. Salerno received, in accordance with the terms of his employment agreement, 140,409 shares of our common stock, representing full vesting of time-based equity awards, and pro rata vesting of outstanding performance-based equity awards. All vested stock options and stock appreciation rights will remain exercisable until the earlier of three years following retirement and the original expiration date of such awards. Mr. Salerno also received non-cash severance benefits comprised of access to our medical and dental benefit plans, under which Mr. Salerno is responsible for 100% of the premiums associated with such plans. Upon retirement, Mr. Salerno also began to receive distributions from the plans described in the “Pension Benefits Table” and received a lump-sum distribution from the deferred compensation plan of $176,397.

Setting CEO and Other NEO Compensation

Our Board has assigned to the Committee the responsibility to approve compensation for all NEOs, including our CEO.

Role of the Compensation Consultant

As permitted by its charter, the Committee continued its engagement of Pay Governance LLC, an independent compensation consulting firm, to work with the Committee and the Company as an advisor on executive and key employee compensation matters, including executive program plan design. The compensation consultant reports to, and is directed by, the Committee. The Committee periodically reviews its relationship with the compensation consultant and the Committee believes that the compensation consultant it has retained is able to provide it with independent advice. Outside of services provided for the Committee and advice to the Governance Committee related to compensation of non-employee directors, the compensation consultant did not provide additional services to the Company in 2011. The Committee regularly meets with the compensation consultant during each Committee meeting, including in executive session without the presence of management.

Role of Executive Officers in Compensation Decisions

In the case of named executive officers other than the CEO, our Human Resources staff, led by our Chief Administrative Officer (“CAO”), compiles information (including market data, as discussed under “Consideration of Peer Groups and Survey Data”) and develops recommendations with respect to the appropriate level of compensation and performance criteria and goals, if applicable. Our CFO and his staff provide input with respect to performance criteria and goals for performance-based compensation. Such criteria and goals are primarily based on the Company’s business plan as well as initiatives articulated to investors. Recommendations as to the level of compensation for each component generally reflect position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations) and the individual’s experience level and performance in addition to the factors discussed under “Analysis of 2011 Pay Decisions.” Recommendations related to the mix of compensation elements for 2011 generally reflected a review of practices of the Peer Group (as defined below) and are consistent both with past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation.

Each recommendation is then discussed with our CEO for feedback and final approval. Final recommendations are reviewed with the compensation consultant and the Chairman of the Compensation Committee to ensure that they are consistent with the Committee’s expectations and the Company’s compensation philosophy, and ultimately submitted to the Committee for consideration. In some instances, the Committee may respond with additional direction, and in other instances the Committee may approve recommendations with or without modification. The Committee, by charter, has the ultimate right and authority to revise and/or approve recommendations of management.

CEO Compensation

Our CEO’s compensation is determined, in part, based on the same process, performance criteria, goals and competitive market data as the other named executive officers. The Committee, working directly with the compensation consultant, determines each component of our CEO’s compensation taking into consideration our CEO’s performance as well as market data and other factors such as level of experience and responsibilities, leadership, skill and contributions to the Company.

Risk Assessment

In approving the annual and long-term incentive awards, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards and for 2011 concluded that the incentive awards approved would not be likely to encourage excessive risk taking. For additional information regarding risk assessment, please see “Functions and Meetings of the Board of Directors – Risk Management and Risk Assessment.” The Committee typically approves a dollar amount for each restricted stock unit award, which is then divided by the closing price of our Common Stock on the date of grant to arrive at the number of restricted stock unit awards to be granted. For restricted stock unit awards that are subject to market-based conditions, the grant date fair value is typically less than such dollar amount.

Consideration of Peer Groups and Survey Data

The primary goals of our compensation programs for NEOs are to attract and retain a highly talented executive team and to motivate high levels of performance from management. We strive to deliver competitive compensation in our efforts to achieve those goals. Given that there is an insufficient number of public companies in the car rental sector to establish a sufficiently large peer group, peer companies are selected to supplement the two U.S.-based publicly traded car rental companies with additional companies from industry sectors that are viewed as most relevant to our business based on the following criteria: company size based on revenue as the primary factor, headcount, market capitalization, enterprise value, and debt and assets. For 2011, the Company’s peer group consisted of the following 17 companies: Alaska Air Group, Inc., Brink’s Company, Carmax, Inc., Cintas Corporation, Dollar Thrifty Automotive Group, Inc., Hertz Global Holdings, Inc., J.B. Hunt Transport Services, Inc., Norfolk Southern Corporation, Officemax Incorporated, Pitney Bowes Inc., RR Donnelley & Sons Company, Royal Caribbean Cruises Ltd., Ryder System, Inc., Starwood Hotels and Resorts Worldwide, US Airways Group, Inc., Wyndham Worldwide Corporation and YRC Worldwide Inc. (the “Prior Peer Group”).

Following the acquisition of Avis Europe, the Committee conducted a comprehensive review of the Company’s Prior Peer Group with input from the compensation consultant and management. As a result of such review, the Committee approved the removal of four companies (i.e., Alaska Air Group, Inc., Brink’s Company, US Airways Group, Inc. and YRC Worldwide Inc.) from the Prior Peer Group based largely on the Company’s increased size following the acquisition of Avis Europe and consideration of changes in the financial condition of companies and industries represented in the Prior Peer Group. The companies removed were replaced by companies meeting the Company’s revised criteria—AutoNation Inc., Carnival Corporation, Marriott International, Inc. and Waste Management, Inc. As a result, the Committee approved a new peer group comprised of the following 17 companies (the “Peer Group”):

AutoNation Inc.	Officemax Incorporated
Carmax, Inc.	Pitney Bowes Inc.
Carnival Corporation	RR Donnelley & Sons Company
Cintas Corporation	Royal Caribbean Cruises Ltd.
Dollar Thrifty Automotive Group, Inc.	Ryder System, Inc.
Hertz Global Holdings, Inc.	Starwood Hotels & Resorts Worldwide
J.B. Hunt Transport Services, Inc.	Waste Management, Inc.
Marriott International, Inc.	Wyndham Worldwide Corporation
Norfolk Southern Corporation

The Committee expects to review the peer group each year for which it determines a review of executive pay data for comparable companies is appropriate, to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion in our peer group. The Committee reviewed pay data of the Peer Group as previously discussed and in order to ensure reasonable comparability of the pay packages of our NEOs, but the Committee does not specifically target any percentile within the Peer Group when setting overall compensation, any individual element of compensation or the relative pay mix among different elements of compensation.

The Committee recognizes that our executives have opportunities available to them in a range of industries and that any peer group for the Company will have some inherent limitations given the absence of a large sample of public companies in the vehicle rental business. In order to compare ourselves to the broadest set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Towers Watson for companies that have revenue comparable to ours (the “Survey Data”) as another data point. The Survey Data4 represent data from over 1,000 companies sized according to revenue, assets and number of employees.

In 2011, the Committee considered the Survey Data for each element of the 2011 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data represented just two factors considered in setting executive compensation for 2011. Please refer to “Analysis of 2011 Pay Decisions” for the other factors considered in setting executive compensation for 2011.

Committee Consideration of the Company’s 2011 Shareholder Vote on Executive Compensation

In determining 2011 compensation for our NEOs, the Committee reviewed the results of the Company’s shareholder advisory vote on executive compensation (“Say on Pay”) in 2011. At the 2011 annual meeting of stockholders, over 95% of the shares voted were voted in support of the Company’s Say on Pay proposal. Based on the 2011 Say on Pay results and feedback received from shareholder outreach conducted in late 2010, the Committee concluded that the Company’s overall compensation program as it relates to its NEOs enjoys the Company’s shareholders’ support and does not require revision to address any broad shareholder concerns. However, consistent with changes made to the Company’s agreement with its CEO in 2010, and in order to improve our executive compensation program and strengthen the link between pay and performance, the Committee has taken steps, including by working with our CFO to amend his employment agreement in 2012, which have resulted in:

•	the elimination of all Section 280G gross-up and single-trigger change-in-control provisions from our employment agreements; and

•	increases in the thresholds under our stock ownership guidelines.

2012 Decisions

In 2012, the Committee approved long-term incentive awards for our CFO, President, EMEA and President, North America. Each such award consists of (i) 41,667 time-based restricted stock units, which vest one-third on each of the first, second and third anniversaries of the date of grant, (ii) 41,667 performance-based restricted stock units, which vest on the three-year anniversary of the date of grant provided that during the period between the grant date and such anniversary, the average closing price of our Common Stock equals or exceeds, for 30 consecutive trading days, $19.69 for maximum vesting (100%) and $17.64 for threshold vesting (50%), and (iii) 138,889 performance-based restricted stock units, which vest on the three-year anniversary of the date of

[4]	While the Survey Data include a general list of participating companies, each survey provides information on a “no-names” basis—i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data.

grant provided that performance goals based on regional and global Adjusted EBITDA are met. Our definition of Adjusted EBITDA anticipates the exclusion of earnings derived from significant acquisitions. The Company’s stock price on the date of the 2012 awards was $14.40.

In 2012, the Committee also approved the annual incentive program for our NEOs and changed the maximum payout percentage to 200% of target to align with the annual incentive programs in which the Company’s other employees participate and with our Peer Group. The growth in performance required to earn 200% of target is generally greater than growth required to earn 150% of target in prior years’ annual incentive programs applicable to our NEOs. Performance targets were set based on goals set forth in the Company’s 2012 business plan based on Adjusted EBITDA, with specific weighting and separate target goals established at both global and regional levels, depending on the executive’s scope of responsibility.

Policy Related to Equity Awards

Our practice is to grant long-term incentive awards at pre-established meetings of the Committee. Annual long-term incentive awards, which generally include the awards to all of the NEOs, are typically approved on the date of the first regularly scheduled Committee meeting each year. Awards are also approved at each of the other pre-established Committee meetings for executives hired or promoted since the prior meeting. In connection with valuing the grants of equity awards, it is our policy to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our stock on the date the Committee approves the equity grant except in circumstances where, following consultation with counsel, our Committee determines that it would be appropriate to use a different date, in which case the Committee, upon advice of counsel, will determine that date.

Stock Ownership Guidelines

Executives

Our executive stock ownership guidelines require senior officers to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50% of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options or stock appreciation rights, until reaching the following specified ownership thresholds:

Officer(s)	Threshold
CEO	Five times base salary
Other NEOs	Three times base salary

Such thresholds reflect increases approved in 2011 and 2012, primarily in response to a review of peer practices and as a result of promotions approved following the acquisition of Avis Europe. Given the mandatory hold provision until thresholds are obtained, there is no specified deadline for achieving designated thresholds. For purposes of executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly, stock owned indirectly through the Company’s savings plan, and the “in-the-money” portion of vested stock options and stock appreciation rights.

Holding Period

Following attainment of ownership thresholds, our NEOs will be required, for a period of one year, to hold 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest. As of April 12, 2012, each of our NEOs had exceeded his specified ownership threshold. Shares held by our CEO include 61,000 shares of Common Stock he purchased in the open market for approximately $1 million in 2007 as well as 50,000 shares of Common Stock he purchased in the open market for approximately $445,000 in 2011.

Board of Directors

As discussed under the “2011 Director Compensation Table,” the annual retainer, and committee chair and membership stipends for each non-employee member of the Board of Directors are paid, subject to certain limited exceptions, 50% in cash and 50% in deferred stock units. Each deferred stock unit entitles each director to receive one share of Common Stock following that director’s retirement or termination of service from the Board for any reason. The directors may not sell or receive value from any deferred stock units prior to termination of service.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team particularly in light of the separation of our company in 2006, we entered into an employment agreement with each of our CEO, Vice Chairman and CFO. These agreements allowed us, among other things, to obtain post-employment non-competition covenants from these executive officers. We consider it essential to the best interests of our stockholders to foster the continued employment of key management personnel. Thus, we have also entered into severance agreements with our two NEOs who do not have written employment agreements. In these agreements, the Company seeks to provide appropriate protections to members of management that are consistent with prevailing market practices. A detailed description of the Company’s agreements with our NEOs is set forth under the heading “Employment Agreements and Other Arrangements,” and the benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth under the heading “Termination, Severance and Change of Control Arrangements.”

On December 31, 2011, our Vice Chairman retired from the Company as contemplated by the Company’s employment agreement with our Vice Chairman at the expiry of the term of the employment agreement. The post-termination non-competition and non-solicitation covenants contained in Mr. Salerno’s agreement will remain in effect until the end of 2013.

Perquisites and Benefits

Avis Budget provides perquisites to its executives that are consistent with those provided to executives in the Peer Group. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance for up to four vehicles for our CEO and generally two vehicles for our other NEOs, auto leasing through the employee lease program and limited personal use of company aircraft services. The Company does not provide tax reimbursements on perquisites for any of our NEOs.

The Company pays annual dues for a membership in a private, not-for-profit dining club for use by our CEO primarily for Company-sponsored meetings. Employees, including our NEOs, may also receive tickets for professional baseball games held at Yankee Stadium, which are part of the Company’s season ticket subscription, and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use. We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives. In 2011, our President, EMEA was also provided with relocation benefits associated with a Company-requested long-term assignment to the United Kingdom.

Hedging Policy

Executive officers are prohibited from engaging in hedging with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, without the prior approval of our applicable compliance officer.

Recoupment (Clawback) Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an “executive officer” (as defined under Section 16 of the Securities Exchange Act of 1934, as amended) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer.

Deductibility of Compensation

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1 million paid to our CEO and to certain of our other named executive officers (the “covered NEOs”). This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” We aim to design the performance-based compensation we pay to our NEOs so that it will satisfy the requirements for deductibility under Section 162(m); however, the Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our stockholders. For this reason, some compensation intended to be performance-based may exceed the limitations or not meet the requirements for deductibility under Section 162(m).

Base salary for each of our NEOs does not exceed $1 million; accordingly, salaries for 2011 are expected to be deductible. The 2011 annual incentives and performance-based equity awards were granted under plans and programs that we believe met the requirements for deductibility under Section 162(m); therefore, we expect that our performance-based long-term incentives and annual incentives granted in 2011 for the covered NEOs will qualify for the “performance-based” exception described above. Our goal is to work toward structuring compensation for the covered NEOs consisting of performance-based long-term incentives and annual incentives (other than any discretionary component) awarded in future years to qualify for the “performance-based” exception.

COMPENSATION COMMITTEE REPORT

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John D. Hardy, Jr. (Chairman)

Leonard S. Coleman

Lynn Krominga

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Comp ($)(g)	Total ($)
Nelson, Ronald L. Chairman, Chief Executive Officer, President and Chief Operating Officer	2011	1,000,000	0	1,617,378	0	2,250,000	0	265,901	5,133,279
	2010	1,000,000	0	8,608,298	985,388	2,250,000	0	231,225	13,074,911
	2009	1,000,000	0	0	231,941	2,175,000	0	51,760	3,458,701

Wyshner, David B. Senior Executive Vice President and Chief Financial Officer	2011	600,000	583,000	894,491	0	900,000	0	139,077	3,116,568
	2010	575,000	667,000	968,997	0	862,500	0	74,918	3,148,415
	2009	525,000	0	0	206,484	761,250	0	50,164	1,542,898

Salerno, F. Robert Former Vice Chairman	2011	800,000	982,500	0	0	1,200,000	273,544	175,947	3,431,991
	2010	750,000	0	1,453,507	0	1,125,000	110,569	77,040	3,516,116
	2009	700,000	0	0	204,654	1,015,000	102,982	31,918	2,054,554

Gartland, Thomas M. President, North America	2011	527,597	0	670,881	0	784,616	0	114,079	2,097,173
	2010	478,461	300,000	726,753	0	517,500	0	27,949	2,050,663
	2009	448,692	50,000	0	152,358	457,001	0	30,968	1,139,019

De Shon, Larry D. President, EMEA	2011	523,077	250,000	670,881	0	784,616	0	115,747	2,344,321
	2010	460,000	250,000	726,753	0	517,500	0	37,182	1,991,435
	2009	420,000	0	0	152,358	456,750	0	49,409	1,078,517

(a)	Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan as follows for 2009, 2010 and 2011, respectively: Mr. Nelson, $22,000, $60,000 and $60,000; Mr. Wyshner, $9,800, $16,500 and $36,000; Mr. Salerno, $0, $41,769 and $48,000; Mr. De Shon, $22,000, $22,000 and $22,000; Mr. Gartland, $16,931, $17,750 and $21,881. For 2009, 2010 and 2011, amounts for Mr. Gartland include cost of living adjustment payments of $28,461, $18,461 and $4,520, respectively. Mr. Gartland commenced employment with the Company in April 2008 and the last of such payments was made in April 2011.
(b)	Cash bonuses were paid in 2010 for Mr. Wyshner, $667,000, Mr. Gartland, $250,000, and Mr. De Shon, $250,000; and in 2011 for Mr. Wyshner, $583,000 ($333,000 of which was awarded in 2010 and paid in 2011, and $250,000 of which was awarded and paid in 2011), and Mr. De Shon, $250,000. For Mr. Salerno, represents the payment of a cash incentive of $982,500 awarded in lieu of a long-term equity incentive, as further discussed under “Compensation Discussion and Analysis.” For Mr. Gartland, payments for 2009 and 2010 also reflect payments agreed to at the time of hire, and the last of such payments was made in 2010.
(c)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of the grant date fair value of the 2011 stock awards are included in Note 19 to our audited financial statements for the fiscal year ended December 31, 2011, included in our 2011 Form 10-K. The grant date value of the stock underlying the 2011 stock awards assuming achievement of the highest level of performance conditions are: for Mr. Nelson, $1,790,620; Mr. Wyshner, $999,990; Mr. Gartland, $750,007; and Mr. De Shon, $750,007.
(d)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(e)	Amounts reflected were earned based on achievement of the maximum annual cash incentive opportunity established for 2011, pursuant to the 2007 Equity and Incentive Plan and include deferrals under the Company’s Deferred Compensation Plan. For 2009, there were no non-equity incentive plan payment deferrals. For 2010, amounts reflected include deferrals as follows: for Mr. Nelson, $135,000; and Mr. Wyshner, $25,875. For 2011, amounts reflected include deferrals as follows: for Mr. Nelson, $135,000; Mr. Wyshner, $54,000; Mr. Salerno, $72,000; Mr. Gartland, $47,077; and Mr. De Shon $47,077.
(f)	For Mr. Salerno, the reported change in pension value during the year represents the sum of the increased value accumulated in the Avis Rent A Car System, LLC Pension Plan and the Avis Rent A Car System, LLC Retirement Equalization Benefit Plan. Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Please see the “Pension Benefits Table” below for further information regarding these plans.
(g)	All Other Compensation includes the personal benefits and perquisites presented in the tables below.

All Other Compensation Table

Name	Year	Tax Reimbursement ($)(a)	Deferred Compensation Plan Contributions ($)(b)	Severance and Other Benefits ($)(c)	Perquisites ($)(d)	Total All Other Compensation ($)(e)
Mr. Nelson	2011	N/A	195,000	876	70,025	265,901
	2010	N/A	180,000	876	47,524	231,225
	2009	15,774	N/A	828	32,408	51,760

Mr. Wyshner	2011	N/A	90,000	788	45,889	139,077
	2010	N/A	33,288	690	40,940	74,918
	2009	14,343	N/A	652	32,919	50,164

Mr. Salerno	2011	N/A	120,000	876	55,071	175,947
	2010	N/A	31,269	876	44,895	77,040
	2009	10,160	N/A	828	20,930	31,918

Mr. Gartland	2011	N/A	67,035	657	43,462	114,079
	2010	N/A	8,050	552	16,597	27,949
	2009	8,902	N/A	546	18,870	30,968

Mr. De Shon	2011	5,311	66,769	14,347	26,395	115,747
	2010	0	7,908	552	25,897	37,182
	2009	10,751	N/A	9,198	26,710	49,409

(a)	Represents tax payments made on behalf of each NEO relating to the provision of financial services as disclosed in footnote (b) to the “Perquisites Table” below for 2009: for Mr. Nelson, $6,247; Mr. Wyshner, $1,849; Mr. Salerno, $3,132; and Mr. De Shon, $1,849. Also includes tax payments relating to the Company-provided car or annual car allowance as disclosed in footnote (c) to the “Perquisites Table” below for 2009: for Mr. Nelson, $9,527; Mr. Wyshner, $12,494; Mr. Salerno, $7,028; Mr. Gartland, $8,902; and Mr. De Shon, $8,902. Effective January 1, 2010, the Company eliminated such tax payments relating to the provision of financial services and the Company-provided car or annual car allowance. For Mr. De Shon, amount represents Company-paid tax payments relating to relocation expenses in connection to Mr. De Shon’s long-term assignment to the United Kingdom as President, EMEA.
(b)	Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our executive officers. Under this plan, participants are permitted to defer compensation under the terms of the plan. For 2009, the Company suspended matching contributions for highly-compensated employees (as such term is defined under ERISA), including the NEOs. Matching contributions up to a cap of 3% were reinstated in January 2010, and effective July 1, 2010, they were restored to their pre-2009 level with a cap of 6%. The plan match contributions are as follows, for 2010 and 2011, respectively: Mr. Nelson, $180,000 and $195,000; Mr. Wyshner, $25,875 and $90,000; Mr. Salerno, $31,269 and $120,000; Mr. Gartland, $47,077 (2011); and Mr. De Shon, $47,077 (2011). The defined contribution plan match contributions include matching contributions under the qualified Company-sponsored 401(k) savings plan as follows, for 2010 and 2011, respectively: Mr. Wyshner, $7,413 (2010); Mr. Gartland, $8,050 and $19,958; and Mr. De Shon, $7,908 and $19,692.
(c)	Represents the value of insurance premiums paid by the company for a broad-based life insurance benefit. For Mr. De Shon, amounts include life insurance premiums of $657 and $546 in 2011 and 2009, respectively, and company-paid relocation costs of $13,690 and $8,652 in 2011 and 2009, respectively.
(d)	Represents the perquisites presented in the table below.
(e)	Amounts include payments for annual physical examinations (annual costs for any NEO did not exceed $3,000 for 2009, 2010 or 2011).

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Total Perquisites ($)(d)
Mr. Nelson	2011	39,991	14,000	11,034	70,025
	2010	20,274	12,000	10,250	47,524
	2009	0	12,158	15,250	32,408

Mr. Wyshner	2011	13,919	11,970	20,000	45,889
	2010	9,390	11,550	20,000	40,940
	2009	0	12,919	20,000	32,919

Mr. Salerno	2011	37,546	3,275	14,250	55,071
	2010	20,991	6,862	17,042	44,895
	2009	0	9,680	11,250	20,930

Mr. Gartland	2011	12,119	14,420	16,923	43,462
	2010	N/A	597	16,000	16,597
	2009	N/A	620	18,250	18,870

Mr. De Shon	2011	0	11,645	14,750	26,395
	2010	N/A	11,147	14,750	25,897
	2009	N/A	12,460	14,250	26,710

(a)	Under the Company Aircraft Policy in effect as of December 31, 2011, our CEO has reasonable non-business access to leased jet services, currently limited to $110,000 annually, subject to prevailing market limits. Our other NEOs may also use the leased jet services for personal use, at the discretion of our CEO. The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight specific direct operating costs such as standard fuel, maintenance, repairs, catering, and miscellaneous fees such as variable fuel surcharge as applicable, international fees for travel outside the U.S., and a 7.5% Federal excise tax. Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance, and services support are not included. There was no personal or business usage of the corporate aircraft in 2009.
(b)	For Mr. Nelson, represents reimbursement for financial services provided by an approved outside vendor up to a maximum of $10,000 for 2009 and 2010 and $12,000 for 2011. For the other NEOs, represents actual costs we incurred for financial services, including tax return preparation, financial planning and estate planning. Amounts incurred in 2011 were: Mr. Nelson, $12,000; Mr. Wyshner, $10,970; Mr. Salerno, $2,600; Mr. Gartland, $13,745; and Mr. De Shon, $10,970. Amounts also include Company-paid premiums in connection with a group excess liability umbrella insurance policy. The insurance premium amounts for 2011 are: for Mr. Nelson, $2,000; Mr. Wyshner, $1,000; Mr. Salerno, $675; Mr. Gartland, $675; and Mr. De Shon, $675.
(c)	Represents the annual lease value of a Company-provided car, or annual car allowance. All our NEOs participate in the Company’s employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any incremental cost associated with these programs. For Mr. Gartland, the 2009 amount also includes a one-time $4,000 car allowance transition payment.
(d)	For Mr. Nelson, includes: (i) annual dues paid by the Company for a corporate private club membership used primarily for Company-sponsored meetings; however, no amounts are included for occasional personal use of this membership by Mr. Nelson as the Company does not incur any incremental cost associated with any such personal use; and (ii) discretionary matching contributions made by The Avis Budget Charitable Foundation of $5,000 in each of 2009, 2010 and 2011.

Grants of Plan-Based Awards Table

		Grant/ Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(d)
Name	Award Type		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mr. Nelson	Bonus	—	375,000	1,500,000	2,250,000
	Time-based	1/26/2011							31,109	0	0	447,659
	Performance-based	1/26/2011				46,663	93,326	N/A				1,169,719

Mr. Wyshner	Bonus	—	150,000	600,000	900,000
	Time-based	1/26/2011							34,746	0	0	499,995
	Performance-based	1/26/2011				17,373	34,746	N/A				394,496

Mr. Salerno	Bonus	—	200,000	800,000	1,200,000
	Time-based	1/26/2011							0	0	0	0
	Performance-based	1/26/2011										0

Mr. Gartland	Bonus	—	130,769	523,077	784,616
	Time-based	1/26/2011							26,060	0	0	375,003
	Performance-based	1/26/2011				13,030	26,060	N/A				295,878

Mr. De Shon	Bonus	—	130,769	523,077	784,616
	Time-based	1/26/2011							26,060	0	0	375,003
	Performance-based	1/26/2011				13,030	26,060	N/A				295,878

(a)	A discussion of 2011 annual incentives is included in “Compensation Discussion and Analysis.” The amounts earned for 2011 annual incentives are set forth in the “Summary Compensation Table.”
(b)	Represents awards of performance-based restricted stock units (“PSUs”). For our CEO, the PSUs vest in two equal installments on the third and fourth anniversaries of the date of grant, subject to continued employment and the achievement of average closing stock prices that equal or exceed, for 30 consecutive trading days during the period between the grant date and the four-year anniversary of the grant date, as follows: $15.69-$18.47 (tranche 1); and $16.31-$19.62 (tranche 2). For our other NEOs, PSUs vest on the third anniversary of the date of grant, subject to continued employment and the achievement of average closing stock prices that equal or exceed, for 30 consecutive trading days during the period between the grant date and the third anniversary of the grant date, as follows: $17.63 (50% vesting) and $19.68 (100% vesting). These awards are discussed in “Compensation Discussion and Analysis.”
(c)	Represents awards of time-based restricted stock units which vest in equal installments on each of the first three anniversaries of the date of grant, subject to continued employment, other than Mr. Nelson’s 2011 restricted stock award, which vested in January 2012.
(d)	Assumptions used in the calculation of the grant date value of the awards are included in Note 19 to our audited financial statements for the fiscal year ended December 31, 2011, included in our 2011 Form 10-K. The grant date value of the stock underlying the PSUs assuming attainment of the highest performance conditions are: for Mr. Nelson, $1,342,961; Mr. Wyshner, $499,995; Mr. Gartland, $375,003; and Mr. De Shon, $375,003. Mr. Nelson’s 2011 award is intended to be part of a five-year award, as discussed in “Analysis of 2011 Pay Decisions.”

Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS					STOCK AWARDS
Name*	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable(b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options(#)	Options Exercise Price ($)(c)	Options Expiration Date(d)	Number of Shares or Units of Stock that Have Not Vested (#)(e)	Market Value of Shares or Units of Stock that Have Not Vested ($)(f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)(g)
Mr. Nelson						31,109	333,488	811,343	8,697,597
Mr. Nelson	104,249			18.82	04/14/2013
Mr. Nelson	337,079			24.40	08/01/2013
Mr. Nelson	212,500			0.79	01/28/2019
Mr. Nelson	212,500			0.79	01/28/2019
Mr. Nelson	32,000	128,000		11.53	01/27/2020
Mr. Wyshner						71,032	761,463	107,615	1,153,633
Mr. Wyshner	13,511			27.40	01/22/2012
Mr. Wyshner	2,871			33.26	06/03/2014
Mr. Wyshner	3,104			30.04	04/26/2015
Mr. Wyshner	54,348			24.40	08/01/2013
Mr. Wyshner	150,000			0.79	01/28/2019
Mr. Wyshner	127,500			0.79	01/28/2019
Mr. Salerno	36,487			27.40	01/22/2012
Mr. Salerno	108,696			24.40	08/01/2013
Mr. Salerno	187,500			0.79	01/28/2019
Mr. Salerno	187,500			0.79	01/28/2019
Mr. Gartland						54,293	582,021	69,812	748,385
Mr. Gartland	80,000			0.79	01/28/2019
Mr. Gartland	105,000			0.79	01/28/2019
Mr. De Shon						55,351	593,363	71,625	767,820
Mr. De Shon	80,000			0.79	01/28/2019
Mr. De Shon	80,000			0.79	01/28/2019

*	For Mr. Salerno, in accordance with his employment agreement, he received full vesting of time-based equity awards and pro rata vesting of outstanding performance-based equity awards upon his retirement from the Company and, as a result, 23,325 PSUs have been cancelled. For vesting information, please see the “Options Exercises and Stock Vested Table.”
(a)	Represents fully vested currently exercisable stock options as of December 31, 2011. For Mr. Nelson, includes 337,079 stock settled stock appreciation rights (SSARs) which vested in four equal installments in 2007, 2008, 2009 and 2010, and 104,249 stock options, which were transferred to a family trust in 2011 following approval from the Committee. For Messrs. Wyshner and Salerno, includes 54,348 and 108,696 SSARs, respectively, which vested in 2009.
(b)	Represents stock options that were granted to Mr. Nelson in 2010, which vest in equal installments on January 27, 2012, 2013, 2014 and 2015.
(c)	For stock option awards (excluding the SSARs referenced above) granted prior to 2009, represents the fair market value of our Common Stock on the date of the grant as approved by the Cendant Compensation Committee and the original price of such awards was adjusted in 2005 and in 2006 on the dates of (i) the spin-offs of former subsidiaries PHH Corporation, and Realogy Corporation and Wyndham Worldwide Corporation, and (ii) a 1-for-10 reverse stock split in September 2006. Exercise prices of $0.79 represent the fair-market value of our Common Stock on the date of grant as approved by the Committee on January 28, 2009. Mr. Nelson’s award with an exercise price of $11.53 has a strike price that represents the fair market value on the date of grant as approved by the Committee on January 27, 2010.
(d)	Represents the expiration date of the stock option grant, subject to continued employment.
(e)	Represents 7,376, 6,550 and 7,608 outstanding restricted stock units (“RSUs”) granted to Messrs. Wyshner, Gartland and De Shon, respectively, in 2008, which vest on March 6, 2012 (April 28 for Mr. Gartland), subject to continued employment; 28,910, 21,683 and 21,683 outstanding RSUs granted to Messrs. Wyshner, Gartland and De Shon, respectively, in 2010, which vest in two equal installments on January 27, 2012 and 2013, subject to continued employment; 34,746, 26,060 and 26,060 outstanding RSUs granted to Messrs. Wyshner, Gartland and De Shon, respectively, in 2011, which vest in three equal installments on January 26, 2012, 2013 and 2014, subject to continued employment and 31,109 outstanding RSUs granted to Mr. Nelson in 2011 which vest on January 26, 2012.
(f)	Values are based on the closing price of our Common Stock on December 30, 2011 of $10.72.
(g)

Represents 118,017, 29,504, 11,228 and 13,041 outstanding PSUs granted to Messrs. Nelson, Wyshner, Gartland and De Shon, respectively, in 2008; and 600,000, 43,365, 32,524 and 32,524 outstanding PSUs granted to Messrs. Nelson, Wyshner, Gartland and De Shon, respectively, in 2010; and 93,326, 34,746, 26,060 and 26,060 outstanding PSUs granted to Messrs. Nelson, Wyshner, Gartland and De Shon, respectively, in 2011. The relevant performance goals were met for the 2008 PSUs which vest in March 2012. The outstanding PSUs awarded in 2010 vest subject to attainment of performance goals over the five-year period following the date of grant for Mr. Nelson and on January 27, 2013 for

Messrs. Wyshner, Gartland and De Shon, subject to the attainment of performance goals. The outstanding PSUs awarded in 2011 vest subject to attainment of performance goals over the four-year period following the date of grant for Mr. Nelson and on January 26, 2014 for Messrs. Wyshner, Gartland and De Shon, subject to the attainment of performance goals. Values are based on the closing price of our Common Stock on December 30, 2011 of $10.72.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)(c)	Value Realized on Vesting ($)(d)
Mr. Nelson	—	—	200,000	2,920,500
Mr. Wyshner	—	—	27,636	421,975
Mr. Salerno	—	—	181,863	2,239,242
Mr. Gartland	40,000	618,400	17,390	282,802
Mr. De Shon	40,000	574,106	22,512	345,042

(a)	Represents the exercise of stock options granted in 2009 with a grant price of $0.79.
(b)	The value represents the difference between the price of our Common Stock on the date of exercise and the closing price on the date of the grant.
(c)	Includes vesting of 25% of time-based RSUs granted in 2007 and 2008 for Messrs. Wyshner, Salerno, and De Shon; vesting of 25% of RSUs granted to Mr. Gartland in 2008; vesting of 33% of RSUs granted for Messrs. Wyshner, Salerno, Gartland and De Shon in 2010; and vesting of 100% of RSUs granted to Mr. Nelson in 2010 which vested in January 2011. For Mr. Salerno, also includes 54,430 time-based RSUs and 85,979 performance-based RSUs, representing all outstanding time-based RSUs and a pro rata portion of all outstanding performance-based RSUs, which vested in connection with Mr. Salerno’s retirement from the Company on December 31, 2011, and in accordance with the terms of his employment agreement.
(d)	Values are based on the closing price of our Common Stock on the date of vesting. Represents timed-based RSUs as follows: 200,000, 14,455, 21,682, 10,841 and 10,841 vested in January 2011 at a closing price of $14.6025 for Messrs. Nelson, Wyshner, Salerno, Gartland and De Shon; 13,181, 19,772 and 11,671 vested in March 2011 at a closing price of $16.00 for Messrs. Wyshner, Salerno and De Shon; 6,549 vested in April 2011 at a closing price of $19.01 for Mr. Gartland. In addition, represents 85,979 performance-based RSUs and 54,430 time-based RSUs for Mr. Salerno vested on January 9, 2012 at a closing price of $11.44.

Pension Benefits Table

Name	Plan Name(a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Salerno(b)	Avis Rent A Car System, LLC Pension Plan	29 years, 7 months as of 12/31/11	527,141	—
Mr. Salerno(b)	Avis Rent A Car System LLC Retirement Equalization Benefit Plan	29 years, 7 months as of 12/31/11	679,813	—

(a)	Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Mr. Salerno is the only NEO who participated in these plans. Prior to December 31, 1998, Mr. Salerno earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 20 to our audited financial statements for the fiscal year ended December 31, 2011 included in our 2011 Form 10-K.

The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

The Avis Rent A Car System, LLC Retirement Equalization Benefit Plan is a non-qualified Supplemental Executive Retirement Plan (SERP). Payments under this retirement plan are calculated by using the same formula that applies to the qualified plan except that final average earnings under the non-qualified plan are those earnings, prior to the December 31, 1998 plan freeze date that exceeded the limitations imposed by section 415 of the Internal Revenue Code. As with the qualified plan, unreduced benefits are payable upon the attainment of age 65. The normal form of payment under the SERP is a single life annuity. Actuarially equivalent optional forms of payment are available.

(b)	Mr. Salerno began receiving distributions from each plan described following his retirement from the Company.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals / Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Nelson	195,000	195,000	(468)	(111,044)	389,586
Mr. Wyshner	61,875	61,875	(795)	(68,465)	142,312
Mr. Salerno	48,000	48,000	2,182	0	176,397
Mr. Gartland	0	0	0	0	0
Mr. De Shon	0	0	0	0	0

(a)	Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan, which may include a deemed investment in the Company’s common stock. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect payments over time; however, the participant’s entire account balance will be paid in a single lump-sum following a change in control.
(b)	In 2009, the Company suspended matching contributions for highly-compensated employees (as such term is defined under ERISA), including the NEOs. Matching contributions up to a cap of 3% of base salary and annual incentive, as applicable, were reinstated in January 2010, and effective July 1, 2010, they were restored to the pre-2009 level with a cap of 6%.
(c)	All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until they start receiving their money. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management.
(d)	A participant in this plan may elect to receive payment in the form of a single lump-sum or in annual installments over a period of up to 10 years; all account balances will be paid in a single lump-sum upon change of control of the Company. Amounts represent ordinary course distributions pursuant to prior payment elections made by the NEOs in accordance with the terms and conditions of the applicable plan.
(e)	Represents total trust assets accumulated for all periods of plan participation through the end of 2011. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

Employment Agreements and Other Arrangements

Each NEO is employed by us pursuant to a written agreement of employment or has a severance agreement, as summarized below and under “Employment and Change of Control Agreements; Severance Arrangements.”

Ronald L. Nelson

On January 27, 2010, the Company amended and restated its employment agreement with Mr. Nelson. In addition to providing for a minimum base salary of $1 million, and employee benefit plans generally available to our executive officers, the amended agreement generally provides Mr. Nelson and his dependents with continuation of certain health and welfare benefits until he reaches (or would have reached) age 75. Mr. Nelson’s agreement also provides for an annual incentive award with a target amount equal to 150% of his base salary, subject to attainment of performance goals and that the CEO LTI (as defined above) is intended as the long-term equity incentive for the entire five-year agreement term. If Mr. Nelson’s employment with the Company is terminated by the Company without “Cause” or due to a “Constructive Discharge” (as summarized below), Mr. Nelson generally will be entitled to a lump-sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus, and accelerated vesting of certain equity awards.

As contemplated by the agreement, effective as of June 30, 2010, Mr. Nelson also assumed the role of President. After June 30, 2012, either the Board of Directors or Mr. Nelson may elect to transition him to serve solely as Chairman of the Board. If Mr. Nelson so elects, a fifty percent (50%) salary and bonus reduction will be imposed. If the Board so elects, such salary reduction will be made in specified increments over the remaining term, based on the year in which such election is made.

Following a “Change in Control” (as defined below) of the Company, the CEO LTI granted to Mr. Nelson generally will become fully vested if Mr. Nelson’s employment with the Company is terminated without Cause or due to a Constructive Discharge. Subject to certain conditions in the award agreements, if Mr. Nelson’s employment is terminated without Cause or due to a Constructive Discharge during the first three years following the 2010 grant date (and not in connection with a Change in Control), the unvested portion of the CEO LTI would vest, pro rata, based on the number of months elapsed since such grant date, with full vesting potentially occurring only after the third anniversary of the 2010 grant date. The amended employment agreement provides for post-termination non-competition and non-solicitation covenants that will last for one year following Mr. Nelson’s completion of the full five-year employment term, subject to certain exceptions, or for two years from the date of termination if Mr. Nelson’s employment is terminated earlier for any reason.

F. Robert Salerno

Mr. Salerno’s employment agreement had a three-year term that ended on December 31, 2011. In addition to providing for a minimum base salary of $700,000, $750,000 and $800,000 for 2009, 2010 and 2011, respectively, and employee benefit plans generally available to our executive officers, Mr. Salerno’s agreement provided for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. From June 30, 2010 through the end of the term of Mr. Salerno’s agreement, Mr. Salerno served as Vice Chairman of the Company in a transitional role without day-to-day operating responsibility. At the end of the term of the agreement, Mr. Salerno was entitled to receive full vesting of time-based equity awards (and any stock options and stock appreciation rights will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards), pro rata vesting of outstanding performance-based equity awards, and non-cash severance benefits.

Mr. Salerno’s agreement provided that if his employment with us was terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below) during the term of the agreement, he would be entitled to a lump-sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Salerno’s then-outstanding equity awards would become fully vested (and any stock options and stock appreciation rights would remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Salerno’s agreement also included post-termination non-competition and non-solicitation covenants which will remain in effect until the end of 2013. Mr. Salerno was entitled to reimbursement from the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

David B. Wyshner

On January 27, 2012, the Company amended and restated its employment agreement with Mr. Wyshner. In addition to providing for a minimum base salary of $600,000, and employee benefit plans generally available to our executive officers, Mr. Wyshner’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. Mr. Wyshner’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below), he will be entitled to a lump-sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Wyshner’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Wyshner’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Wyshner’s employment with us. The 280G excise tax-gross up and single-trigger change-in-control provisions, and the automatic renewal feature contained in his prior agreement, have been eliminated.

Larry D. De Shon and Thomas M. Gartland

Severance agreements for Mr. De Shon and Mr. Gartland provide that if employment is terminated by us other than for “Cause” (as described below), disability or death, the executive will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. Severance is subject to and contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants. The agreement also provides for a lump-sum cash payment equal to the fair market value for the stock-based awards which would have vested in accordance with their original vesting schedule by the one-year anniversary of termination of employment.

Mr. Gartland’s agreement also provides for (i) a $50,000 sign-on bonus, less applicable taxes; (ii) two additional $50,000 payments to be made on the first and second anniversaries of the date of hire in 2009 and 2010, respectively; and (iii) annual cost of living allowances (“COLA”) in the aggregate amount of $75,000, over a three-year period ending in April 2011. Had Mr. Gartland voluntarily resigned or if his employment with us had terminated for Cause, any COLA payments owed to Mr. Gartland at the time of his resignation or termination, or received by him during the one-year period prior to his resignation or termination, would have been forfeited and any applicable net amounts of COLA payments would have been required to be repaid.

Certain Defined Terms

For all our NEOs:

“Cause” is defined as set forth in the agreement for each NEO and is generally defined to include the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.

For Mr. Nelson:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Nelson’s duties and responsibilities, (b) the business office is relocated to any location that increases his one-way commute by more than 30 miles or to New York City and such relocation constitutes a material negative change to Mr. Nelson’s employment relationship, (c) Mr. Nelson is not the Chief Executive Officer and the most senior executive officer of the Company or does not report directly to the Board, or (d) Mr. Nelson is not elected to serve on the Board or to serve as Chairman of the Board, for any reason other than resignation (excluding any resignation resulting from the failure to satisfy any majority voting requirement), unwillingness to serve, termination for Cause, or termination as a result of death or disability or, in the case of failing to serve as Chairman of the Board, any failure resulting from a requirement of any applicable law that the Chief Executive Officer and the Chairman of the Board be separate individuals.

For Mr. Salerno:

“Constructive Discharge” was generally defined as (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Salerno’s duties and responsibilities, including Mr. Salerno ceasing to be an executive officer of a public company, excluding the transition to the Vice Chairman role, or (b) Mr. Salerno is not nominated to be a member of the Board.

For Mr. Wyshner:

“Constructive Discharge” generally means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Wyshner’s duties and responsibilities, including Mr. Wyshner ceasing to be an executive officer of a public company, (b) the business office is relocated more than 30 miles from Parsippany, New Jersey, (c) Mr. Wyshner is not the most senior financial officer of the Company, or (d) the failure of a successor to the Company to assume the employment agreement.

Discussion of Change-in-Control Provisions

Equity Awards

Equity awards granted prior to June 12, 2009 accelerate upon a “Change in Control” (defined in the Company’s 2007 Equity and Incentive Plan generally as: (a) any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) a change in the majority of the members of the Board; (c) there is a merger or consolidation of the Company; or (d) stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition by the Company of all or substantially all of the Company’s assets) pursuant to the terms of such awards. In June 2009, the change in control provisions contained in the Company’s 2007 Equity and Incentive Plan were revised to provide for the acceleration of awards only after both a “Change in Control” (as defined above) of the Company occurs and a participant is terminated without cause or experiences a constructive discharge within two years following a Change in Control. Such provision applies to the 2010, 2011 and 2012 equity awards.

Severance

The employment agreements for Messrs. Nelson, Wyshner and Salerno, if employment is terminated due to a “Constructive Discharge” (as described above), generally provide for a lump-sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. Mr. Nelson’s employment agreement also provides him and his dependents with medical benefits through his age 75 and this benefit would continue if Mr. Nelson’s employment were to terminate. Under the severance agreements for Messrs. De Shon and Gartland, if employment is terminated by us other than for disability, death or “Cause” (as described above), which would include a termination by us in connection with a change-of-control transaction, a lump-sum severance payment will be paid equal to 200% of the sum of base salary plus target incentive bonus and perquisites to include car usage, financial planning and health coverage will continue for a period of 24 months.

Other Provisions

No NEO is entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties.

Termination, Severance and Change of Control Arrangements

The table below shows the potential severance payments for each NEO as of December 30, 2011. All payments are contingent on the executive’s termination of employment and/or the identified triggering events.

Name and Triggering Event(a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Excise Tax Gross-Up ($)(e)	Total ($)(f)
Mr. Nelson
Resignation or Termination by Company for Cause	0	0	287,542		287,542
Termination due to Death or Disability	1,500,000	9,031,085	330,986		10,862,071
Termination by Company without Cause or due to Constructive Discharge	7,475,000	5,985,866	330,986		13,791,852
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	7,475,000	9,031,085	330,986	N/A	16,837,071
Change of Control Transaction without Termination	0	1,265,142	0	N/A	1,265,142

Mr. Wyshner
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	600,000	1,915,096	86,681		2,601,777
Termination by Company without Cause or due to Constructive Discharge	3,588,000	1,915,096	86,681		5,589,777
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	3,588,000	1,915,096	86,681	0	5,589,777
Change of Control Transaction without Termination	0	1,915,096	0	0	1,915,096

Mr. Salerno
Resignation or Termination by Company for Cause	0	1,755,228	0		1,755,228
Termination due to Death or Disability	800,000	1,755,228	59,276		2,614,504
Termination by Company without Cause or due to Constructive Discharge	4,784,000	1,755,228	59,276		6,598,504
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	4,784,000	1,755,228	59,276	0	6,598,504
Change of Control Transaction without Termination	0	593,030	0	0	593,030
Termination at End of Period of Employment (g)	2,182,500	1,505,184	0		3,687,684

Mr. Gartland
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	784,616	1,330,406	0		2,115,022
Termination by Company without Cause	2,400,000	399,910	79,932		2,879,842
Change of Control Transaction and Termination by Company without Cause	2,400,000	1,330,406	79,932	N/A	3,810,338
Change of Control Transaction without Termination	0	190,580	0	N/A	190,580

Mr. De Shon
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	784,616	1,361,183	0		2,145,799
Termination by Company without Cause	2,400,000	430,687	75,268		2,905,955
Change of Control Transaction and Termination by Company without Cause	2,400,000	1,361,183	75,268	N/A	3,836,451
Change of Control Transaction without Termination	0	221,357	0	N/A	221,357

(a)	Descriptions of the terms “Cause” and “Constructive Discharge” are generally provided under “Employment Agreements and Other Arrangements” above.
(b)	The lump-sum severance payments, other than due to death or disability, were calculated based on each executive’s base salary and target annual incentive as of December 30, 2011 and multiplied by 299% or 200% as applicable. Severance due to death and disability is calculated based on target annual incentives for NEOs with employment agreements and based on actual annual incentives for NEOs with severance agreements.

(c)	The values of stock-based awards were calculated assuming accelerated vesting as of December 30, 2011 and based on the closing price of our Common Stock of $10.72 on December 30, 2011. Descriptions of the accelerated vesting provisions are generally provided under “Employment Agreements and Other Arrangements” above.
(d)	For Mr. Nelson, reflects the continuation of benefit plans he participates in until age 75 in the event of a “Resignation or Termination by the Company for Cause” and all other amounts in the “Continuation of Benefits and Perquisites” column include the continuation of such benefits and 24 months of continued car benefits and financial planning. For the other NEOs, reflects 24 months of continued health, dental, car benefits and financial planning.
(e)	Estimated assuming a change of control transaction and termination of employment occurred on December 30, 2011 at the closing stock price of $10.72 on December 30, 2011. In January 2012, the Company amended its employment agreement with Mr. Wyshner, eliminating the 280G excise tax gross-up provision from his prior agreement. The term of Mr. Salerno’s agreement expired in December 2011 and as such, the 280G excise tax gross-up provision included in his employment agreement is no longer applicable.
(f)	Amounts represent the full potential severance without regard to any reduction that may be required as a result of the modified 280G cutback provision included in Mr. Nelson’s employment agreement and Mr. Wyshner’s amended employment agreement.
(g)	Mr. Salerno resigned from his position as Vice Chairman on December 31, 2011 as part of his planned retirement, discussed in “Employment Agreements and Other Arrangements.” The value for lump-sum severance payment represents bonus and an annual incentive paid to Mr. Salerno for 2011. See the “Summary Compensation Table” for additional information.

2011 Director Compensation Table

Name of Current Director	Fees Earned or Paid In Cash ($)(a)(c)	Stock Awards ($)(b)(c)	All Other Comp ($)(d)	Total ($)
Cathcart, Alun (e)	17,735	84,402	5,000	107,137
Choksi, Mary C.	85,000	84,991	5,000	174,991
Coleman, Leonard S.	96,250	96,241	5,000	197,491
Edelman, Martin L.	81,500	81,501	5,000	168,001
Hardy, John D.	85,000	84,991	5,000	174,991
Krominga, Lynn	86,250	86,235	5,000	177,485
Mestre, Eduardo G.	77,500	77,506	5,000	160,006
Sweeney, Stender E.	0	179,988	5,000	184,988

(a)	A full description of all fees paid to our directors is provided below. The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends.
(b)	The stock awards represent: 50% of the annual retainer and 50% of committee chair and membership stipends, which are paid quarterly in deferred stock units subject to a cap of 7,500 deferred stock units per quarter (the “Stock Award Cap”). Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The number of deferred stock units to be received pursuant to the equity portion of the retainer or any other compensation to be paid in the form of equity is equal to the value of the compensation being paid in the form of equity, divided by the fair market value of the Common Stock on the date of grant subject to the Stock Award Cap. To the extent the Stock Award Cap does not permit a quarterly equity award equal to the value of the compensation to be paid in deferred stock units, any excess amounts are settled in cash. Each deferred stock unit entitles the non-employee director to receive one share of Common Stock following such director’s retirement or termination of service from the Board for any reason. The non-employee directors may not sell or receive value from any deferred stock unit prior to such termination of service. Directors may elect to receive more than 50% of their retainer and stipends in deferred stock units, subject to the Stock Award Cap. Mr. Sweeney has made such an election.
(c)	Reflects a one-time payment of $10,000, paid 50% in cash and 50% in deferred stock units, in connection with the additional time commitment required during 2010 and 2011 as a result of transactional activity, paid in the first half of 2011.
(d)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.
(e)	Mr. Cathcart commenced service as a member of the Company’s Board of Directors on October 3, 2011, the date the Company acquired Avis Europe, and on such date, he received a one-time new director equity award of 7,500 deferred stock units. In addition to the compensation reflected above, Mr. Cathcart was also paid the following amounts* in 2011, which resulted from his position as non-executive Chairman of Avis Europe through the Company’s acquisition, former CEO of Avis Europe, and a former shareholder of Avis Europe:

Director Fees	£158,772	($245,941)
Avis UK Pension Plan	£320,871	($497,036)
Acquisition Consideration**	£296,780	($459,718)

*	Reflects a £ / $ exchange rate as of December 30, 2011 of 1.54902.
**	Mr. Cathcart owned 94,216 shares of Avis Europe as of the closing of the acquisition of Avis Europe by the Company.

The table below shows the components of Director Compensation provided or made available to non-employee directors for 2011.

	Annual Compensation ($)(a)(b)
Annual Director Retainer	145,000
One-Time New Director Equity Award(c)	75,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	8,000
Presiding Director Stipend	20,000
Other Benefits	15,000	(d)

(a)	Members of the Board of Directors who are also officers or employees of the Company do not receive compensation for serving as directors (other than reimbursement of travel-related expenses for meetings held outside of the Company’s headquarters).
(b)	The annual retainer, committee chair stipends and committee membership stipends are paid quarterly 50% in cash and 50% in deferred stock units subject to the Stock Award Cap. Directors may elect to receive more than 50% of such stipends in deferred stock units also subject to the Stock Award Cap.
(c)	The award is to be made in the form of deferred stock units not to exceed 7,500 deferred stock units. The number of units granted is equal to $75,000 divided by the fair market value of a share of Common Stock as of the close of business on the date of the grant. Awards vest ratably over three years or immediately in the event of a change in control, but directors will not receive any shares of Common Stock and may not sell or receive value from the units until termination of service to the Board.
(d)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation. Also includes a one-time payment of $10,000, paid 50% in cash and 50% in deferred stock units, in connection with additional time commitments required during 2010 and 2011 as a result of transactional activity.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of independent directors and administers the Company’s executive compensation policies and programs. Leonard S. Coleman has served as a member of our Compensation Committee since August 23, 2006. Lynn Krominga has served as a member of our Compensation Committee since January 30, 2007. John D. Hardy, Jr. has served as a member of our Compensation Committee since April 2, 2008. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2011 or before.

REPORT OF AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for overseeing the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing their reports thereon.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees) (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by the PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence).

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The Audit Committee and the Board of Directors also have recommended the selection of the Company’s independent registered accounting firm for fiscal year 2012.

AUDIT COMMITTEE

Stender E. Sweeney, Chairman

Mary C. Choksi

Lynn Krominga

PROPOSALS TO BE VOTED ON AT MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors has nominated Mses. Choksi and Krominga and Messrs. Cathcart, Coleman, Edelman, Hardy, Mestre, Nelson, Salerno and Sweeney to be elected at the Meeting to serve as directors for a one-year term ending at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified or until his or her earlier resignation or removal. All of the nominees for Director are incumbent nominees and were each elected for one-year terms at the 2011 annual meeting, with the exception of Mr. Cathcart, who was appointed to the Board in October 2011. For certain information regarding each nominee, see “Board of Directors—Biographical Information for Nominees” above.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet) will be voted for such alternative person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and by-laws.

Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections of Directors. This means that the number of votes cast “for” each Director nominee must exceed the number of votes cast “against” that nominee. Any abstentions or broker non-votes are not counted as votes cast “for” or “against” that Director’s election and will have no effect on the election of Directors. In contested elections, where the number of Director nominees exceeds the number of Directors to be elected, Directors shall be elected by the vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote on the election of Directors. Under the by-laws of the Company, each incumbent Director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the Director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors unless such brokers receive voting instructions from the beneficial owners of such shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

Deloitte & Touche LLP has been appointed by the Board of Directors as the Company’s independent registered accounting firm for fiscal year 2012. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2011 and 2010 were as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2011 and 2010 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services, including services related to regulatory and statutory filings and financings, were approximately $6.7 million and $4.7 million, respectively.

Audit-Related Fees. The aggregate fees billed for audit-related services were approximately $3.1 million for the fiscal year ended December 31, 2011 and approximately $1.0 million for the fiscal year ended December 31, 2010. The audit-related fees primarily relate to services in connection with due diligence pertaining to the Company’s acquisition of Avis Europe and other potential transactions or investments, audits of employee benefit plans and assistance related to international financial reporting standards.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2011 and 2010 were approximately $5.2 million and $4.6 million, respectively. These fees relate to tax compliance, tax advice and tax planning. For the fiscal year ended December 31, 2011, approximately $4.2 million of the above amount related to tax compliance and approximately $1.0 million related to tax advice and tax planning. For the fiscal year ended December 31, 2010, approximately $4.5 million of the above amount related to tax compliance and approximately $125,000 related to tax advice and tax planning.

All Other Fees. There were no other fees for the fiscal years ended December 31, 2011 and 2010.

For 2011, approximately $1.2 million of tax fees were related to the 2006 separation of Cendant into four separate companies (the “Cendant Separation”). For 2010, approximately $2.6 million of tax fees and $30,000 of audit and audit-related fees were related to the Cendant Separation. The Company was reimbursed for virtually all of such costs by Realogy and Wyndham Worldwide, two former subsidiaries of the Company.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s financial statements.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below.

All services performed by the independent auditors in 2011 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its October 26, 2006 meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent auditors in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee no later than the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by the Deloitte Entities during 2011 and 2010 under such provision.

Although not required by the Company’s by-laws or otherwise, the Board of Directors is submitting for stockholder ratification the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that beneficially own shares of Common Stock as of the Record Date, to vote on this proposal when the brokers do not receive instructions from such beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2012.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in the “Executive Compensation – Compensation Discussion and Analysis” (beginning on page 21), the Compensation tables (beginning on page 35), and any related information contained in this proxy statement.

As described in detail under the “Compensation Discussion and Analysis,” “pay for performance” continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives’ objectives with our stockholders’ interests.

The Company achieved significant strategic and business objectives in 2011, despite vehicle rental volumes remaining below levels seen prior to the 2008-09 recession:

•	Our revenue increased by 14% year-over-year to $5.9 billion;

•	Our Adjusted EBITDA increased by more than 50% year-over-year to $605 million;

•

We made significant progress on our core strategic initiatives for 2011, which were designed to accelerate revenue and profit growth, sharpen the value proposition we offer to customers, build brand loyalty and position our Company to be more innovative to capture new revenue opportunities and further reduce costs, including:

•

investing in our brands with new campaigns designed to reinforce Avis’ iconic We try harder® slogan and Budget’s strong value proposition, which contributed to a nearly 10% growth in leisure rental volume;

•	increasing our rental volumes from small-business customers by over 10%;

•	increasing revenue derived from international travelers to North America by nearly 15%;

•	optimizing our fleet strategy to take full advantage of a particularly strong used car market;

•	increasing our revenues from high-margin ancillary products and services, such as rentals of GPS devices and sales of loss damage waivers, by 20%;

•	improving the customer experience we offer, as evidenced by another year-over-year increase in our average customer survey scores;

•	continuing to develop and pilot “virtual” rental technology that will allow customers to rent vehicles from unstaffed locations;

•	generating more than $70 million of cost reductions and revenue enhancements compared to prior-year results through our award-winning Performance Excellence process-improvement initiative; and

•

We completed the acquisition of Avis Europe plc in a transaction that we believe is both strategically and financially attractive and, in connection with such acquisition, re-aligned our management team, as described in the “Compensation Discussion and Analysis.”

We place a high emphasis on our “pay for performance” philosophy, as evidenced by the fact that (i) a significant portion of 2011 compensation of our NEOs is tied to the achievement of performance goals, and (ii) performance metrics for the Company’s annual incentive awards (Adjusted EBITDA) and long-term incentives (stock price performance) align named executive officer compensation with stockholders’ interests.

In addition, the Committee has taken a number of important steps over the past several years to change our executive compensation program and to strengthen the link between pay and performance. In this regard, the Committee has:

•	Eliminated from all of our employment agreements with our NEOs:

•	All Section 280G excise tax gross-up provisions;

•	Automatic renewal features; and

•	Single-trigger change-in-control provisions.

•

Approved an equity incentive plan with features consistent with the interest of our stockholders, sound equity compensation principles and best corporate governance practices, as further discussed in “Proposal No. 4: Proposal to Approve the Avis Budget Group, Inc. 2007 Equity and Incentive Plan, as Amended and Restated.”

•	Eliminated tax reimbursements for virtually all perquisites and increased the stock ownership thresholds for our NEOs.

Your vote is requested. We believe that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of our stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is advisory and therefore, it will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee and our Board of Directors will consider stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL NO. 4

PROPOSAL TO APPROVE THE AVIS BUDGET GROUP, INC.

2007 EQUITY AND INCENTIVE PLAN, AS AMENDED AND RESTATED

Introduction

In April 2012, the Compensation Committee approved, subject to stockholder approval at the Annual Meeting, an amendment and restatement of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (the “Plan”), originally approved by stockholders in 2007, to increase the number of shares authorized for issuance under the Plan. Approval of the amendment and restatement of the Plan would increase the number of shares of Common Stock authorized for issuance under the Plan by 3,500,000 shares.

The Company does not expect that the remaining approximately 1.4 million shares available for future issuance under the Plan will be sufficient for long-term incentives expected to be awarded in 2013 and future years, due primarily to the increase to our key employee base as a result of the acquisition of Avis Europe and the increased size and complexity of our Company as a result of such acquisition. As a result, the Compensation Committee approved an amendment and restatement of the Plan to provide for additional shares of our Common Stock to be made available for the grant of equity-based awards under the Plan as both the Compensation Committee and the Board of Directors believe that it is important that a significant portion of our executive compensation consist of performance-based pay in order to encourage the enhancement of shareholder value and to bolster the motivational effect of overall pay packages.

The Plan includes key provisions designed to protect shareholder interests, promote effective corporate governance and reflect use of corporate governance best practices including, but not limited to, the following:

•	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•

No Repricing of Under-water Options. The terms of the Plan do not allow for the repricing of “under-water” stock options, including the cancellation and reissuance of new options in exchange for stock options whose strike price is above the then-current fair value of the Company’s stock.

•

No Share Recycling for Net Exercises or Tax Withholding. Shares surrendered or withheld to pay either the exercise price of an award or to withhold taxes in respect of an award do not become available for issuance as future awards under our plan.

•	No Evergreen Provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the Plan are automatically replenished.

•	No Automatic Grants. The Plan does not provide for automatic grants to any participant.

The text of the proposed amendment and restatement of the Plan is set forth in Annex A to this proxy statement, and the description of the Plan set forth herein is qualified in its entirety by reference to the text thereof. If approved by shareholders, the Plan, as amended and restated, will become effective as of June 11, 2012. Approval of this Proposal No. 4 will also constitute the requisite shareholder approval needed by the Company to take deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended, for performance-based payments that are awarded to certain executive officers under the Plan. If we do not obtain requisite stockholder approval of the amended and restated Plan, the current Plan (without giving effect to the proposed share increase) will remain in effect.

Securities Authorized for Issuance under Equity Compensation Plans

The following tables provide information about shares of our Common Stock that may be issued upon the exercise of options, stock settled stock appreciation rights and restricted stock units under all of our existing equity compensation plans as of December 31, 2011, and as of April 13, 2012. The tables exclude 2.5 million shares of our Common Stock available for issuance pursuant to the 2009 Employee Stock Purchase Plan, approved by stockholders.

As of December 31, 2011

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units(c)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Excludes Restricted Stock Units) ($)(c)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by Company stockholders(a)	6,787,639	7.42	3,361,623
Equity compensation plans not approved by Company stockholders(b)(d)	518,605	26.97	—

Total	7,306,244	10.00	3,361,623

As of April 12, 2012

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units(c)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Excludes Restricted Stock Units) ($)(c)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by Company stockholders(a)	6,586,141	6.41	1,457,614
Equity compensation plans not approved by Company stockholders(d)	165,346	26.22	—

Total	6,751,487	7.51	1,457,614

(a)	The number of securities to be issued includes options and other awards granted under the following plans approved by stockholders: 2007 Equity and Incentive Plan; 1997 Stock Incentive Plan; 1997 Stock Option Plan; 1987 Stock Option Plan and the Directors Deferred Compensation Plan. The 1997 Stock Incentive Plan; 1997 Stock Option Plan; 1987 Stock Option Plan and the Directors Deferred Compensation Plan were each approved with respect to an initial allocation of shares. The number of securities remaining available for future issuance under equity compensation plans represents solely shares available for issuance under the 2007 Equity and Incentive Plan.
(b)	Includes options and other awards granted under the following plans: 1999 Broad-Based Employee Stock Option Plan; 1992 Employee Stock Option Plan; and stand-alone option grants to former officers. The material terms of these plans are set forth under footnote (d) below. Notwithstanding the terms of these plans to the contrary, no option granted under any of these plans provides for a term in excess of 10 years or an exercise price below fair market value as of the date of grant (other than options assumed or replaced in connection with acquisitions). All options granted under these plans have been approved by the Board of Directors or the Compensation Committee of the Board of Directors.
(c)	Reflects an equitable adjustment of stock options and restricted stock units in connection with the spin-off of PHH Corporation to our stockholders during 2005 and the distributions of Realogy and Wyndham Worldwide in 2006. Also reflects the one-for-ten reverse stock split completed in September 2006. As of April 12, 2012, we had 2,480,652 options, 500,123 stock-settled stock appreciation rights (“SSARS”), and 3,770,712 restricted stock units outstanding. The weighted average remaining life for the stock options and SSARs outstanding as of April 12, 2012 was 6.1 years and 1.3 years, respectively.
(d)	The following are the material terms of plans not submitted for stockholder approval: 1999 Broad-Based Employee Stock Option Plan. Awards under this plan are generally comprised of stock options and other awards valued by reference to Common Stock to employees who are not executive officers. Shares issued pursuant to the exercise of options granted under this plan may be authorized and unissued shares or treasury shares. In the event of any change in corporate capitalization, reorganization or similar event, shares subject to outstanding awards and the exercise price of outstanding options may be adjusted or substituted for, as the Compensation Committee or the Board of Directors may determine. Each option granted under this plan will become immediately exercisable upon a “change-of-control transaction” (as defined in the plan). Unless otherwise determined by the Compensation Committee, following termination of employment, options granted under this plan generally will remain exercisable, to the extent exercisable at the time of termination, for one year (two years, in the case of retirement, death or disability).

Summary of the Amended and Restated 2007 Equity and Incentive Plan

General

The Plan was initially adopted by the Board and approved by stockholders of the Company in 2007 and was subsequently amended in 2009 to increase the shares available for issuance. Such amendment was approved by shareholders and is reflected in the Plan, as proposed, together with certain other amendments that did not require shareholder approval. The initial plan and subsequent amendments can be found as set forth in Exhibits 10.11(a)-10.11(e) of the 2011 Form 10-K.

The purpose of the Plan is to facilitate the attraction and retention of key executive talent critical to our long-term success, to tie a significant portion of executives’ compensation to the performance of the Company, including long-term performance, to align compensation with stockholder interests and to provide the Company with a strong long-term retention strategy.

The Plan provides for the grant of equity-based and other awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our non-employee directors, executive officers and other key employees, consultants, independent contractors, and other individuals who perform services for the Company who are selected by our Compensation Committee for participation in the Plan. Currently, there are nine non-employee directors, nine executive officers, approximately 300 other key employees and no consultants, independent contractors or other individuals who perform services for the Company who are eligible to receive equity-based awards. The closing price of the Company’s Common Stock as of April 16, 2012 was $12.58.

Administration

The Plan is administered by our Compensation Committee, which has the authority, among other things, to determine who will be granted awards and all of the terms and conditions of the awards. The Compensation Committee is also authorized to determine to what extent an award may be settled, cancelled, forfeited or surrendered, to interpret the Plan and any awards granted thereunder and to make all other determinations necessary or advisable for the administration of the Plan. Where the vesting or payment of an award under the Plan is subject to the attainment of performance goals, the Compensation Committee is responsible for certifying that the performance goals have been attained. Neither the Compensation Committee nor our Board has the authority under the Plan to reprice, or to cancel and re-grant, any stock option, or, if applicable, other award granted under the Plan, that would lower the exercise, base or purchase price without first obtaining the approval of our stockholders.

Equity Incentive Programs

Upon approval of the proposed amendment, the maximum number of shares of Common Stock reserved for the grant of awards under the Plan will be 16 million, subject to adjustment as provided in the Plan. The Plan places limits on the maximum amount of awards that may be granted to any participant in any plan year. Under the Plan, no participant may receive awards that cover in the aggregate more than 1 million shares in any plan year. Shares issued under the Plan may be authorized but unissued shares or treasury shares. Awards granted after June 2009, except options and stock appreciation rights, must be counted against the foregoing share limit as 1.18 shares for every one share actually issued in connection with such award.

If any shares subject to an award granted under the Plan are forfeited, cancelled, or surrendered or if an award terminates or expires without a distribution of shares, those shares of Common Stock will again be available for awards under the Plan. Shares of stock that are surrendered or withheld as payment of either the exercise price of an award or withholding taxes in respect of an award (including shares underlying a stock appreciation right that are retained by the Company to account for the grant price of the stock appreciation right) are no longer available for awards under the Plan. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Plan participants, then the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares or other property that may thereafter be issued in connection with future awards;

•	the exercise price or purchase price of any outstanding award;

•	the exercise price or purchase price of any outstanding award;

•	the performance goals applicable to outstanding awards; and

•	the maximum number of shares that can be issued to any one participant in any one year.

The Compensation Committee determines all of the terms and conditions of equity-based awards under the Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applicable to the equity incentive program under the Plan are as follows:

•	Return on total stockholder equity;

•	Earnings per share;

•	Net income (before or after taxes);

•	Earnings before any or all of interest, taxes, minority interest, depreciation and amortization;

•	Sales or revenues;

•	Return on assets, capital or investment;

•	Market share;

•	Cost reduction goals;

•	Implementation or completion of critical projects or processes;

•	Cash flow;

•	Gross or net profit margin;

•	Total stockholder return; and

•	Share price.

Stock Options and Stock Appreciation Rights

The terms and conditions of stock options and stock appreciation rights granted under the Plan are determined by our Compensation Committee and set forth in an award agreement. Stock options granted under the Plan may be “incentive stock options,” or non-qualified stock options. A stock appreciation right confers on the participant the right to receive an amount, in cash or shares of our Common Stock, equal to the excess of the fair market value of a share of our Common Stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. The exercise price of a stock option or stock appreciation right granted under the Plan will not be less than the fair market value of our Common Stock on the date of grant. The exercise price of a stock appreciation right granted in tandem with a stock option will be the same as the stock option to which the stock appreciation right relates.

The vesting of a stock option or stock appreciation right is subject to such conditions as the Compensation Committee may determine, which may include the attainment of performance goals but such vesting shall generally not occur prior to the first anniversary of the date of grant.

Restricted Stock

The terms and conditions of awards of restricted stock granted under the Plan are determined by our Compensation Committee and set forth in an award agreement. A restricted stock award granted under the Plan consists of shares of our Common Stock that may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the applicable award agreement or until such time as the restrictions applicable to the award lapse. Under the Plan, the Compensation Committee has the authority to determine the participants to whom restricted stock will be granted and the terms and conditions of restricted stock awards, including whether the lapse of restrictions applicable to the award will be subject to the attainment of one or more performance goals but such lapse of restrictions shall generally not occur prior to the first anniversary of the date of grant.

Restricted Stock Units

A restricted stock unit is an award of a right to receive a share of our Common Stock. These awards are subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of pre-established performance goals), in such installments, or otherwise, as the Compensation Committee may determine but such lapse of restrictions shall generally not occur prior to the first anniversary of the date of grant.

Dividends

The Compensation Committee may determine that the holder of restricted stock or restricted stock units may receive dividends (or dividend equivalents, in the case of restricted stock units) that may be deferred during the restricted period applicable to these awards.

Other Cash and Equity-Based Awards

The Plan provides for other cash and equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the Plan. The vesting or payment of one of these awards may be made subject to the attainment of performance goals. The maximum amount that any participant may receive under a cash award for any annual performance period is three times base salary as of the beginning of the performance period.

Change in Control

The Plan provides that, unless otherwise provided in an award agreement, or for awards that do not constitute deferred compensation under Section 409A of the Code, unless determined by the Compensation Committee in its discretion, in the event of a change in control (as defined in the Plan), each award outstanding as of the change in control shall be assumed, continued, or substituted with a new award that has:

•	an intrinsic value equivalent to that of the original award, and

•	terms at least as beneficial to the grantee as those contained in the original award agreement.

If within two years following a change in control, a grantee is terminated for any of the reasons described below, all of the grantee’s outstanding awards which have not vested shall immediately vest and become exercisable and all restrictions on such awards shall immediately lapse:

•	by the Company, for any reason other than for cause (as defined in the Plan), or

•	by the grantee as a result of a constructive discharge (as defined in the Plan).

Term

No awards will be made under the Plan following the tenth anniversary of the date that the Plan became effective. Our Board or the Compensation Committee may amend or terminate the Plan at any time, provided that the amendment or termination does not adversely affect any award that is then outstanding without the award holder’s consent. We must obtain stockholder approval of an additional amendment to the Plan if stockholder approval is required to comply with any applicable law, regulation or stock exchange rule.

Tax Consequences

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code (unless the optionee is subject to the alternative minimum tax). Optionees who dispose of their shares acquired upon the exercise of an incentive stock option (“ISO shares”) more than two years after the stock option grant date and more than one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the ISO shares. If an optionee disposes of the ISO shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the ISO shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the ISO shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO shares were held by the optionee. The Company will be entitled to a deduction in connection with the disposition of the ISO shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO shares.

Non-Qualified Stock Options. An optionee generally recognizes no taxable income as the result of the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is a Company employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a non-qualified stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1,000,000 limitation on the Company’s deductible compensation); (ii) the exercise of an incentive stock option may have implications in the computation of the Company’s alternative minimum taxable income; (iii) certain awards under the Plan may be subject to the requirements of Section 409A of the Code (regarding nonqualified deferred compensation); and (iv) if the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes payable by the recipient. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code, and is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Specified Benefits

No awards have been granted, and no shares have been issued, on the basis of the proposed 3,500,000 share increase. Future grants under the Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the Plan.

Aggregate Past Grants Under the 2007 Equity and Incentive Plan

As of February 23, 2012, awards covering approximately 10.2 million shares of the Company’s Common Stock had been granted under the Plan, including shares subject to awards that expired or terminated without having been exercised or paid and became available for new award grants under the Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified, option exercises and restricted stock units (“RSUs”) vesting prior to that date, and any option and RSU holdings as of such date.

	STOCK OPTIONS				RESTRICTED STOCK UNITS
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Number of Shares Underlying Options as of February 23, 2012		Number of Shares Subject to Past Awards	Number of RSUs Vested as of February 23, 2012	Number of RSUs Outstanding and Unvested as of February 23, 2012
			Exercisable	Unexercisable
Named Executive Officers:
Ronald L. Nelson	585,000	0	489,000	96,000	1,042,452	381,109	661,343
Chairman, Chief Executive Officer, President and Chief Operating Officer
David B. Wyshner	337,500	60,000	277,500	0	437,453	62,620	374,883
Senior Executive Vice President and Chief Financial Officer
F. Robert Salerno	375,000	0	375,000	0	218,608	195,283	0
Former Vice Chairman
Thomas M. Gartland	250,000	65,000	185,000	0	376,817	50,016	326,801
President, North America
Larry D. De Shon	250,000	90,000	160,000	0	382,861	53,189	329,672
President, EMEA
Total for all current Executive Officers (including the Named Executive Officers identified above)	2,350,500	350,250	1,904,250	96,000	3,156,054	903,555	2,229,174
Non-Executive Director Group	0	0	0	0	353,878	0	353,878	*
All employees, including all current officers who are not executive officers or directors, as a group	1,821,800	1,272,825	517,675	0	2,590,670	734,446	1,641,655
Total	4,172,300	1,623,075	2,421,925	96,000	6,100,602	1,638,001	4,224,707

*	Reflects fully-vested deferred Common Stock units that will be paid upon termination of services, with the exception of 7,500 shares that will vest in three equal installments starting on October 3, 2012, 2013 and 2014.

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and therefore, will have the same effect as a vote “against” this proposal. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the approval of the proposed amendment and restatement of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan unless such brokers receive voting instructions from the beneficial owners of such shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE APPROVAL OF THE

AVIS BUDGET GROUP, INC. 2007 EQUITY AND

INCENTIVE PLAN, AS AMENDED AND RESTATED.

PROPOSAL NO. 5

RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE AVIS BUDGET GROUP, INC.

2007 EQUITY AND INCENTIVE PLAN

We are seeking shareholder re-approval of the material terms of the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (the “Plan”) for purposes of preserving the ability to grant awards to covered executives under the Plan that are intended to qualify as performance-based compensation that is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Under Section 162(m), we must seek your approval at five-year intervals to preserve the federal income tax deduction. The material terms of the original Plan were approved by shareholders in 2007, and certain amendments were approved by shareholders in 2009.

Important Facts About This Proposal

•	This proposal does not seek to increase the number of shares of Common Stock that can be issued pursuant to awards granted under the Plan.

•	Approval of this proposal by the Company’s shareholders will not result in any additional cost to the Company.

Under “Proposal 4: Approval of the Avis Budget Group, Inc. Equity and Incentive Plan, as Amended and Restated” in this proxy statement, we are also proposing an increase in the number of shares of Common Stock authorized for issuance under such plan. The share increase, as described in Proposal No. 4, is separate from this Proposal No. 5, and is not conditioned on or a part of this request. Stockholders are not being asked to approve any amendment to the 2007 Equity and Incentive Plan or to approve the Plan itself in this Proposal No. 5, but are only being asked to re-approve the material terms of the performance goals for compliance with Section 162(m). A copy of the Plan with subsequent amendments, including those that did not require shareholder approval, is attached as Annex A to this proxy statement. Annex A also reflects the share increase requested in Proposal No. 4.

The Board believes that it is in the best interests of the Company and our stockholders to continue providing an incentive plan under which equity-based compensation awards made to executive officers can be deducted by the Company for federal income tax purposes. The Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to our CEO and certain executive officers may be limited to the extent that such compensation exceeds $1 million in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” as defined in Section 162(m) is not subject to this limit, and therefore, is generally deductible in full by the Company.

For purposes of Section 162(m), the material terms that must be approved by shareholders include the employees eligible to receive compensation, a description of the business criteria on which the performance goals are based, and the maximum amount of compensation that could be paid to any employee. Each aspect is discussed in “Summary of the Amended and Restated 2007 Equity and Incentive Plan” in Proposal No. 4 (pages 56-60). Such summary is qualified by reference to the complete text set forth in Annex A of this proxy statement. Shareholder approval of this Proposal No. 5 is intended to constitute re-approval of each of these aspects of the Plan for purposes of the shareholder approval requirements of Section 162(m). If shareholders do not re-approve the material terms of the performance goals under the Plan under this proposal, and if shareholders do not approve Proposal No. 4, the awards granted to our Chief Executive Officer and the next three most highly compensated executive officers other than the Chief Financial Officer thereunder may not be fully deductible for tax purposes pursuant to Section 162(m).

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and therefore, will have the effect on votes “against” the proposal. Brokers who hold shares of Common Stock in “street name” will not have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the re-approval of the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan unless such brokers received specific voting instructions from the beneficial owners of such shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RE-APPROVAL OF THE

PERFORMANCE GOALS UNDER THE AVIS BUDGET GROUP, INC.

2007 EQUITY AND INCENTIVE PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that transactions with Related Persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations in which transactions with related persons may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Company has adopted written procedures for the review, approval or ratification of transactions with related persons (the “Policy”). The Policy has been approved by the Audit Committee of the Board of Directors, and the Audit Committee will review and may amend the Policy from time to time.

For the purposes of the Policy, a “Related Person” is defined as: (1) any director or executive officer or director nominee; (2) any beneficial holder of more than 5% of any class of the company’s voting securities; (3) any immediate family member of the foregoing persons; or (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect interest.

Under the Policy, Related Person Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be consummated or amended only if proper notice of the facts and circumstances of such transaction has been given to the General Counsel and Corporate Compliance Officer and the Corporate Secretary of the Company. If such notice has been given, the Corporate Secretary will then assess whether the proposed transaction is a Related Person Transaction for purposes of the Policy. If it is determined that the proposed transaction is a Related Person Transaction and the amount involved exceeds $120,000, the proposed Related Person Transaction will be submitted to the Audit Committee or, under certain circumstances, to the Chairman of the Audit Committee (the “Chair”). The Audit Committee or the Chair will then consider all of the relevant facts and circumstances available to the Audit Committee or the Chair, provided that no member of the Audit Committee will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee or the Chair will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee or the Chair determines in good faith.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel and Corporate Compliance Officer becomes aware of a Related Person Transaction for which the amount involved exceeds $120,000 that has not been previously approved or previously ratified under the Policy, the transaction will be submitted to the Audit Committee or Chair. If the transaction is pending or ongoing, the Audit Committee or the Chair will consider all the relevant facts and circumstances available to the Audit Committee or the Chair and shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction. If the transaction is completed, the Audit Committee or the Chair will evaluate the transaction to determine if rescission of the transaction and/or any other action is appropriate, and shall request that the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee or the Chair for prior approval and whether any changes to the Policy are recommended.

Annually, the Audit Committee will review each previously approved or ratified Related Person Transaction that remains ongoing and has a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $60,000 and will determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate such Related Person Transaction.

Other than contributions made pursuant to the Company’s matching contribution program for employees and directors, proposed charitable contributions, or pledges of charitable contributions, in excess of $1,000, in the aggregate, by the Company to a charitable or non-profit organization identified by any Related Person as one in which such person is actively involved in fund-raising or otherwise serves as a director, trustee or in a similar capacity (a “Related Charity”) shall be subject to prior review and approval by the Audit Committee or, under certain circumstances, by the Chair. In addition, each “named executive officer” (as defined by SEC rules and regulations) shall report to the Corporate Secretary, and the Corporate Secretary shall consolidate the information and report to the Audit Committee, on a quarterly basis, charitable contributions in excess of $1,000, in the aggregate, by the Company’s named executive officers and their spouses to charitable or non-profit organizations identified as a Related Charity.

No immediate family member of a director or executive officer shall be hired as an employee (other than as a temporary intern, if approved by the General Counsel and Corporate Compliance Officer) of the Company unless the employment arrangement is approved by the Audit Committee or, under certain circumstances, by the Chair. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Audit Committee (except, if the immediate family member is himself or herself an executive officer of the Company, any proposed change in the terms of employment shall be reviewed and approved in the same manner as other executive officer compensatory arrangements).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2011 were timely made.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2013 annual meeting of stockholders if they are received by the Company on or before December 18, 2012. Any proposal should be directed to the attention of the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal to be “timely” under the Company’s by-laws, it must be received not less than sixty (60) days (i.e., April 12, 2013) nor more than ninety (90) days (i.e., March 13, 2013) before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first.

ADDITIONAL INFORMATION

Stockholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of such materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single copy of proxy materials (including a copy of the proxy statement and the 2011 Annual Report) or a single Notice, as applicable, to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or the Notice, as applicable, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Corporate Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired Phoenix Advisory Partners to aid in the solicitation of proxies. It is estimated that the fee for Phoenix Advisory Partners will be approximately $9,500 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and the Company’s 2011 annual report may be viewed online at http://bnymellon.mobular.net/bnymellon/car. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone or by enrolling through the transfer agent’s website at www.bnymellon.com/shareowner/isd. If you choose this option, you will receive a proxy form in early March 2013 listing the web site locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

By Order of the Board of Directors

JEAN M. SERA

Corporate Secretary

Dated: April 17, 2012

ANNEX A

AVIS BUDGET GROUP, INC.

AMENDED AND RESTATED 2007 EQUITY AND INCENTIVE PLAN

AVIS BUDGET GROUP, INC.

AMENDED AND RESTATED 2007 EQUITY AND INCENTIVE PLAN

1.	Purpose; Types of Awards; Construction.

The purpose of the AVIS BUDGET GROUP, INC. 2007 Equity and Incentive Plan, as amended and restated (the “Plan”), is to promote the interests of the Company and its Subsidiaries and the stockholders of the Company by providing officers, employees, consultants and independent contractors (including non-employee directors) of the Company and its Subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its Subsidiaries, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan provides for the grant, in the sole discretion of the Committee, of options (including “incentive stock options” and “nonqualified stock options”), stock appreciation rights, restricted stock, restricted stock units and other stock- or cash-based awards. The Plan is designed so that Awards granted hereunder intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code may comply with such requirements, and the Plan and Awards shall be interpreted in a manner consistent with such requirements. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

(b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c) “Board” means the Board of Directors of the Company.

(d) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 50% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(3) there is consummated a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” shall mean the Board, or a committee designated by the Board to administer the Plan. With respect to Awards granted to Covered Employees, such committee shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is an “outside director” within the meaning of Section 162(m) of the Code and a “nonemployee director” within the meaning of Rule 16b-3.

(g) “Company” means Avis Budget Group, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(h) “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(i) “Effective Date” shall have the meaning set forth in Section 8(d) of the Plan.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(k) “Fair Market Value” means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing price per share of Stock on the national securities exchange on which the Stock is principally traded, for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

(l) “Grantee” means an employee, consultants, or independent contractor (including non-employee director) of the Company or any Subsidiary of the Company or such other individual that performs services for or provides services to the Company or any Subsidiary of the Company that has been granted an Award under the Plan.

(m) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(n) “NQSO” means any Option that is not designated as an ISO.

(o) “Option” means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO.

(p) “Other Cash-Based Award” means cash awarded under Section 6(b)(v) of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(q) “Other Stock-Based Award” means a right or other interest granted to a Grantee under Section 6(b)(v) of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including but not limited to (i) unrestricted Stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to a Grantee to acquire Stock from the Company containing terms and conditions prescribed by the Committee.

(r) “Performance Goals” means performance goals based on the attainment by the Company or any Subsidiary of the Company (or any division or business unit of such entity) of performance goals pre-established by the Committee in its sole discretion, based on one or more of the following criteria (as determined in accordance with generally accepted accounting principles): (1) return on total stockholder equity; (2) earnings per share of Company Stock; (3) net income (before or after taxes); (4) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (5) sales or revenues; (6) return on assets, capital or investment; (7) market share; (8) cost reduction goals; (9) implementation or completion of critical projects or processes; (10) cash flow; (11) gross or net profit margin; (12) total stockholder return; (13) share price; and (14) any combination of, or a specified increase in, any of the foregoing. The performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval) or to the extent that an Award is not intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee in its sole discretion may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. The Committee in its sole discretion shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or the financial statements of the Company or any Subsidiary of the Company, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable.

(s) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any Subsidiary Corporation, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary Corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(t) “Plan” means this Avis Budget Group, Inc. Amended and Restated 2007 Equity and Incentive Plan, as amended from time to time.

(u) “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii) that may be subject to certain restrictions and to a risk of forfeiture.

(v) “Restricted Stock Unit” means a right granted to a Grantee under Section 6(b)(iv) to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

(w) “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(x) “Stock” means shares of the common stock, par value $0.01 per share, of the Company.

(y) “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(z) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa) “Substitute Awards” means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.	Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine Performance Goals no later than such time as required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, neither the Board, the Committee nor their respective delegates shall have the authority to reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s stockholders.

All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Subsidiary of the Company, or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility.

Awards may be granted to executive officers and other key employees, consultants and independent contractors (including non-employee directors) of the Company or its Subsidiaries, including officers and directors who are employees, to key consultants to the Company or its Subsidiaries, and to other individuals who perform services for or provide services to the Company or its Subsidiaries. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company or its Subsidiaries and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Stock Subject to the Plan.

The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 16 million shares of Stock (all of which such shares of Stock may be granted as ISOs), subject to adjustment as provided herein; provided that each Award granted hereunder after March 18, 2009 (other than Awards in respect of Options and SARS) shall be counted against the foregoing share limit as 1.18 shares for every one share actually issued in connection with such Award. Subject to adjustment as provided herein, no more than 1,000,000 shares of Stock may be made subject to Awards granted to an individual in a single calendar year.

Determinations made in respect of the limitations set forth in the immediately preceding sentence shall be made in a manner consistent with Section 162(m) of the Code. Such shares of Stock may, in whole or in part, be authorized but unissued shares or shares of Stock that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares of Stock subject to an Award are forfeited, or cancelled or if an Award terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, termination or expiration, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any Awards such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. In addition, shares of Stock surrendered or withheld as payment of either the exercise price of an Award (including shares of Stock otherwise underlying an Award of a SAR that are retained by the Company to account for the grant price of such SAR) and/or withholding taxes in respect of an Award shall no longer be available for Awards under the Plan.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided, that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code; and (iv) the Performance Goals applicable to outstanding Awards.

6.	Specific Terms of Awards.

(a) General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary of the Company upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b) Types of Awards. The Committee is authorized to grant the Awards described in this Section 6(b), under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon Performance Goals. Each Award shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.

(i) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(A) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

(B) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but in no event shall the exercise price of any Option be less than the Fair Market Value of a share of Stock on the date of grant of such Option. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee, through a “broker cashless exercise” procedure approved by the Committee, a combination of the above, or any other method approved the Committee, in any case in an amount having a combined value equal to such exercise price.

(C) Term and Exercisability of Options. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted unless the Committee determines that a future date is advisable. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, that (i) subject to clause (ii) below, no Option granted to an employee of the Company or a Subsidiary (other than Substitute Awards) shall vest prior to the first anniversary of the date on which the Option is granted and (ii) the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

(D) Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares of Stock acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

(ii) SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

(A) In General. SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. Unless otherwise specified in the Award Agreement, payment of an SAR shall be made in Stock.

(B) Term and Exercisability of SARs. The date on which the Committee adopts a resolution expressly granting an SAR shall be considered the day on which such SAR is granted unless the Committee determines that a future date is advisable. SARs shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, (i) subject to clause (ii) below, no SAR granted to an employee of the Company or a Subsidiary (other than Substitute Awards) shall vest prior to the first anniversary of the date on which the SAR is granted and (ii) that the Committee shall have the authority to accelerate the exercisability of any outstanding SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate.

(C) Payment. An SAR shall confer on the Grantee a right to receive an amount with respect to each share of Stock subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event shall be less than the Fair Market Value of a share of Stock on the date of grant of such SAR). A SAR may be exercised by giving written notice of such exercise to the Committee or its designated agent.

(iii) Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

(A) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. The Committee may place restrictions on Restricted Stock that shall lapse, in whole or in part, only upon the attainment of Performance Goals. Notwithstanding the above, (i) subject to clause (ii) below, no award of Restricted Stock granted to an employee of the Company or a Subsidiary (other than Substitute Awards) shall vest prior to the first anniversary of the date on which such award is granted, and (ii) the Committee shall have the authority to accelerate the exercisability of any outstanding award of Restricted Stock at such time and under such circumstances as it, in its sole discretion, deems appropriate. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

(B) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

(C) Dividends. Except to the extent restricted under the applicable Award Agreement, dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(iv) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

(A) Conditions to Vesting. At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Awards as it, in its discretion, deems appropriate, including, but not limited to, achievement of Performance Goals. Notwithstanding the above, (i) subject to clause (ii) below, no award of Restricted Stock Units granted to an employee of the Company or a Subsidiary (other than Substitute Awards) shall vest prior to the first anniversary of the date on which such award is granted, and (ii) the Committee shall have the authority to accelerate the exercisability of any outstanding award of Restricted Stock Units at such time and under such circumstances as it, in its sole discretion, deems appropriate.

(B) Benefit Upon Vesting. Unless otherwise provided in an Award Agreement, upon the vesting of a Restricted Stock Unit, there shall be delivered to the Grantee, within 30 days of the date on which such Award (or any portion thereof) vests, the number of shares of Stock equal to the number of shares of Stock equal to the number of Restricted Stock Units becoming so vested.

(C) Dividend Equivalents. Subject to the requirements of Section 409A of the Code, an Award of Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements and any such crediting of dividend equivalents may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

(v) Other Stock- or Cash-Based Awards. The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon the achievement of Performance Goals and, if so granted, such goals shall relate to periods of performance determined by the Committee in its sole discretion; provided that for Awards that are intended to constitute “qualified performance-based compensation” pursuant to Section 162(m) of the Code, such goals shall relate to periods of performance of not less than one calendar year. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The maximum amount that any Grantee may receive with respect to Other Cash-Based Awards pursuant to this Section 6(b)(v) that are intended to be “qualified performance-based compensation” pursuant to Section 162(m) of the Code in respect of any annual performance period is three times such Grantee’s annual base salary as of the beginning of the performance period and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payment in respect of Awards earned hereunder may be decreased or increased in the sole discretion of the Committee based on such factors as the Committee deems appropriate; provided, however, that any Award that is made to a Covered Employee and that is intended to constitute “qualified performance-based compensation” pursuant to Section 162(m) of the Code must preclude discretion to increase the amount of compensation payable thereunder (but may allow the Committee discretion to decrease the amount of compensation payable thereunder). No payment in respect of any Award that is intended to be “qualified performance-based compensation” pursuant to Section 162(m) of the Code shall be made to a Covered Employee prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish other such rules applicable to Other Stock- or Cash-Based Awards as it determines in its sole discretion, provided that to the extent that such rules are to apply to Awards intended to be “qualified performance-based compensation,” such rules shall not be inconsistent with the requirements of Section 162(m) of the Code.

(c) Termination of Service. Except as otherwise set forth by in the Award Agreement, each Award shall terminate immediately upon the Grantee’s termination of service with the Company or any of its Subsidiaries, except that the Grantee shall have 90 days following the date of such termination of service to exercise any portion of an Option or SAR that he could have exercised on the date of such termination of service; provided, however, that such exercise must be accomplished prior to the expiration of the Award term. Notwithstanding the foregoing, except as otherwise set forth by the Committee in the Award Agreement, if the Grantee ‘s termination of service is due to his total and permanent disability (as defined in any agreement between the Grantee and the Company or, if no such agreement is in effect, as determined by the Committee in its good faith discretion) or death, the Grantee, or the representative of the estate of the Grantee, as the case may be, may exercise any portion of the Option or SAR which the Participant could have exercised on the date of such termination for a period of six months thereafter; provided, however, that such exercise must be accomplished prior to the expiration of the Award term. Notwithstanding the foregoing, except as set forth by the Committee in the Award Agreement, in the event of a termination of the Grantee’s service with the Company or any of its Subsidiaries for

Cause, the unexercised portion of the Option or SAR shall terminate immediately and the Grantee shall have no right thereafter to exercise any part of the Award.

7.	Change in Control Provisions.

(a) Unless the applicable Award Agreement provides otherwise or in the case of Awards that do not constitute deferred compensation under Section 409A of the Code, unless otherwise determined by the Committee in its discretion, in the event of a Change in Control, (i) each Award outstanding as of the Change in Control shall be assumed, continued, or substituted, effective as of the consummation of the Change in Control, with a new award with an intrinsic value equivalent to that of the original Award and on terms at least as beneficial to the Grantee as those contained in the Grantee’s original Award Agreement (as determined by an independent third party) and (ii) in the event that, within two years following a Change in Control, the Grantee’s service with the Company and its affiliates is terminated (x) by the Company or any of its affiliates for any reason other than for Cause or (y) the Grantee as a result of a Constructive Discharge, all outstanding Awards granted to a Grantee which have not theretofore vested shall immediately vest and become exercisable and all restrictions on such Award shall immediately lapse.

(b) “Constructive Discharge: shall have the meaning assigned to such term (or a similar term) in any individual employment agreement or offer letter entered into between the Grantee and the Company or one of its Subsidiaries. If the Grantee has not entered into any such agreement, or such agreement does not define the term “Constructive Discharge,” a termination of service as a result of Constructive Discharge shall mean a termination of service by the Grantee from the Company and its Subsidiaries following either (i) a material reduction in the Grantee’s base compensation, (ii) a material adverse change in the nature or status of the Grantee’s duties or responsibilities from those in effect immediately prior to a Change in Control, or (iii) a relocation of more than 30 miles from the Grantee’s principal place of employment immediately prior to the Change in Control; provided, that, in each case, the Grantee shall not be permitted to terminate service as a result of the Constructive Discharge unless the Grantee provides the Company with written notice of the occurrence of the action constituting Constructive Discharge within 30 days following the occurrence of such action, the Grantee provides the Company with a minimum of 30 days following delivery of the written notice to cure such action, and the Grantee terminates service within 90 days following the occurrence of such action.

(c) “Cause” shall have the meaning assigned to such term (or a similar term) in any individual employment agreement or offer letter entered into between the Grantee and the Company or one of its Subsidiaries. If the Grantee has not entered into any such agreement, or such agreement does not define the term “Cause,” a termination of service for Cause shall mean: (i) the Grantee’s willful failure to substantially perform his duties as an employee of the Company or any Subsidiary (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any Subsidiary; or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

8.	General Provisions.

(a) Nontransferability. Awards shall not be transferable by a Grantee except by will or with the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit an Award to be transferred to a “family member” (within the meaning of Section A.1(a)(5) of the general instructions of Form S-8) for estate planning purposes and for no value, provided that such transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such transfer and the transferee’s acceptance thereof signed by the Grantee and the transferee, and provided, further, that such Award may not be subsequently transferred other than by will or by the laws of descent and distribution or to another “family member” (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and the applicable Award agreement. In addition, an Award shall not be assigned, negotiated, pledged or hypothecated in any way (except as provided by law or herein), and an Award shall not be subject to execution, attachment or similar process. Upon any attempt to transfer an Award or in the event of any levy upon an Award by reason of any execution, attachment or similar process contrary to the provisions of the Plan or the applicable Award agreement, such transfer shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

(b) No Right to Continued Employment, etc. Nothing in the Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company or Subsidiary of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment or independent contractor relationship.

(c) Taxes. The Company or any Subsidiary of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. The Committee may provide in the Award Agreement that in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement or exercise of an Award, such withholding and other taxes shall be satisfied with shares of Stock to be received upon settlement or exercise of such Award equal to the minimum amount required to be withheld.

(d) Stockholder Approval; Amendment and Termination.

(i) The Plan shall take effect upon its adoption by the Board (the “Effective Date”).

(ii) The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Notwithstanding the foregoing, no amendment to or termination of the Plan shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan.

(e) Expiration of Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of the date of the Plan’s adoption by the Board. No Awards shall be granted under the Plan after such expiration date. The expiration of the Plan shall not affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted.

(f) Deferrals. The Committee shall have the authority to establish such procedures and programs that it deems appropriate to provide Grantees with the ability to defer receipt of cash, Stock or other property payable with respect to Awards granted under the Plan; provided, however, to the extent that such deferral is subject to Section 409A of the Code, the rules and procedures established by the Committee shall comply with Section 409A of the Code.

(g) No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares of

Stock covered by the Award until the date of the issuance of a Stock certificate to him for such shares or the issuance of shares to him in book-entry form.

(h) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

(i) No Fractional Shares. No fractional shares of Stock shall be required to be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares of Stock or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Regulations and Other Approvals.

(i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(iv) The Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to enter into a stockholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.

(k) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

###

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

  Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/car
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 5.	Please mark your votes as indicated in this example	☒

The Board of Directors unanimously recommends a vote “FOR” the election of each nominee as director.								The Board of Directors unanimously recommends a vote “FOR” Items 2 – 5.

1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Nominees:
1.1 Ronald L. Nelson	☐	☐	☐	1.6 John D. Hardy, Jr.	☐	☐	☐	2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012.	☐	☐	☐
1.2 Alun Cathcart	☐	☐	☐	1.7 Lynn Krominga	☐	☐	☐		FOR	AGAINST	ABSTAIN

1.3 Mary C. Choksi	☐	☐	☐	1.8 Eduardo G. Mestre	☐	☐	☐	3. Advisory approval of the compensation of our named executive officers.	☐	☐	☐
1.4 Leonard S. Coleman	☐	☐	☐	1.9 F. Robert Salerno	☐	☐	☐		FOR	AGAINST	ABSTAIN

1.5 Martin L. Edelman	☐	☐	☐	1.10 Stender E. Sweeney	☐	☐	☐	4. Approval of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan, as amended and restated.	☐	☐	☐

									FOR	AGAINST	ABSTAIN

								5. Re-approval of the performance goals under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

AVIS BUDGET GROUP, INC.

THIS IS YOUR PROXY.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy card to BNY Mellon Shareowner Services by mail, or by voting via telephone (1-866-540-5760) or via the Internet at www.proxyvoting.com/car.

ADMISSION TICKET

AVIS BUDGET GROUP, INC.

2012 Annual Meeting of Stockholders

Monday, June 11, 2012

11:00 a.m. Eastern Time

DoubleTree Hotel Downtown Wilmington–Legal District

700 N. King Street

Wilmington, Delaware 19801

NON-TRANSFERABLE	NON-TRANSFERABLE

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, Annual Report and other proxy materials are available at: http://www.proxyvoting.com/car

▼  FOLD AND DETACH HERE  ▼

PROXY

AVIS BUDGET GROUP, INC.

Annual Meeting of Stockholders – June 11, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Ronald L. Nelson, Michael K. Tucker, and Jean M. Sera, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 11, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250